Exhibit 10.1

DATED	4TH APRIL 2007

BARCLAYS BANK PLC

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COMPUCREDIT UK LIMITED

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COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION

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COMPUCREDIT SERVICES CORPORATION

AGREEMENT

RELATING TO

THE SALE AND PURCHASE OF

MONUMENT BUSINESS

Lovells

6.	PROPERTY
PART A: THE PROPERTY
PART B: TERMS APPLICABLE TO THE PROPERTY
PART C:TERMS APPLICABLE TO THE PROPERTY SUBLEASE
PART D: DILAPIDATIONS CLAIMS UNDER THE PROPERTY LEASE
7.	PENSION PROVISIONS
8.	CONTRACTS
PART A: ASSIGNED CONTRACTS
PART B: MATERIAL CONTRACTS
9.	FORM OF SECTION 198 ELECTION
10.	GUIDELINES FOR DETERMINING TRANCHE B ACCOUNTS
11.	INFRASTRUCTURE ASSETS
PART A: OTHER ASSETS
PART B: INFORMATION TECHNOLOGY INFRASTRUCTURE ASSETS
12.	REFUND POLICY
13.	SIGNING STATEMENT PROCEDURES
14.	LIMITATIONS ON CLAIMS
15.	UNENFORCEABILITY ALLEGATIONS
16.	EMPLOYMENT MATTERS

DOCUMENTS IN THE AGREED TERMS

Index of Disclosure Documents

Legal Assignment of Assets (clause 2.5)

Declaration of Trust (clauses 2.5 and 5.2(c))

Pre-Signing Statement (clause 4.1)

Notices of Assignment (clause 5.2(b))

Assignment of the Monument Credit Card Intellectual Property (clause 5.3(b)(i))

Licence Back (clause 5.3(b)(ii))

Letter to Bank of America, CompuCredit Corporation and Raphael Bank (clause 5.3(b)(iv))

Assignments or novations of Assigned Contracts (clause 5.5(d))

Assignment of the Monument Infrastructure Intellectual Property (clause 5.5(i))

Letter to Seller from CompuCredit Corporation (clause 5.7(b)(iv))

Notice to Cardholders (clause 6.1)

Measures Letter (clause 12.14)

Announcements (clause 15)

THIS AGREEMENT is made on	4th April 2007

BETWEEN:

(1)	Barclays Bank PLC, a company incorporated in England and Wales with registered number 01026167 whose registered office is at 1 Churchill Place London E14 5HP (the “Seller”);

(2)	CompuCredit UK Limited, a company incorporated in England and Wales with number 6032187 whose registered office is at c/o Allen & Overy LLP, One Bishops Square, London E1 6AO (“CompuCredit UK “);

(3)	CompuCredit International Acquisition Corporation, a company incorporated in Nevada, USA, with number E0041862007-2 whose registered office is at Suite 850-33A, 101 Convention Center Drive, Las Vegas, Nevada 89109, USA (“CCIA”); and

(4)	CompuCredit Services Corporation, a company incorporated in Nevada, with number C21445-1998 whose registered office is at Suite 850-33A, 101 Convention Center Drive, Las Vegas, Nevada 89109, USA (the “Guarantor”).

RECITALS:

(A)	The Seller has agreed to sell the Assets and to transfer the Business to the Purchasers (or in respect of CCIA to Raphael Bank as CCIA’s designee) and the Purchasers have agreed to purchase (or, in respect of CCIA, to procure the acquisition by Raphael Bank as CCIA’s designee of) the Assets and the Business on and subject to the terms of this Agreement.

(B)	CCIA has agreed to guarantee the obligations of CompuCredit UK contained in this Agreement and the Guarantor has agreed to guarantee the obligations of the Purchasers contained in this Agreement on the terms set out in clause 24.

(C)	CCIA intends to designate Raphael Bank to acquire certain of the Credit Card Assets.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate” means, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting, securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing;

“Applicable Laws” means all applicable by-laws, rules, statutes, regulations (including any applicable regulations or requirements of the FSA or any other relevant regulator having jurisdiction with respect to the Business), voluntary codes of practice including orders, ordinances, protocols, codes, guidelines, tax treaties, policies, notices, directions and judgments or other requirements of any Governmental Authority;

“Assets” means collectively the Credit Card Assets and the Infrastructure Assets to be sold and purchased under this Agreement and includes (where the context permits) each or any of the Assets;

“Assigned Contracts” means the contracts listed or referred to in Part A of Schedule 8;

“Assignment Date” means the date which is 10 days after the notices referred to in clause 6.1 have been posted to Cardholders in accordance with such clause;

“Assumed Liabilities” has the meaning given in clause 11.1;

“Authorised Guarantee Agreement” has the meaning given in clause 5.5 of the Property Lease;

“Barclays Data Warehouse” means the database holding account level data on all Monument branded accounts;

“BIN” means the 426565, 426566 and 426567 bank identification numbers issued by Visa to the Seller and which the Seller currently uses in connection with the Business;

“Bonus Cap” means, in relation to Transferring Employees, an amount equal to the Bonus Cap Percentage multiplied by the total annual salary entitlement of such employees pro-rated to reflect the period from the beginning of the bonus accrual period in question up to and including the relevant Services Assumption Date;

“Bonus Cap Percentage” means the greater of 12 per cent. and the percentage of annual salaries paid to staff employed in the Business located at the Property by way of bonus in respect of the calendar year 2006;

“Business” means the business of the Seller consisting of the origination and administration of the Sale Accounts (including that part of the business transferred to the Seller by the Predecessor);

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

“Cardholder” means a person who has entered into a Cardholder Agreement;

“Cardholder Agreement” means an agreement regulated by the CCA under which a Credit Card has been or is in the course of being issued or re-issued by the Seller or a Predecessor to a Cardholder and containing the terms and conditions of the relevant Sale Account;

“Cardholder Payments” means the payments made by or on behalf of Cardholders in accordance with the terms of their Cardholder Agreements;

“Card Scheme Association” means Visa International Services Association and any other Visa entities as appropriate;

“Card Scheme Rules” means the operating rules, by-laws and regulations of the Card Scheme Association which are applicable to its credit card programme;

“Category 1 Claim” means a claim for a breach of any Category 1 Warranty and/or a Claim for breach of any of the covenants of the Seller set out in clause 4 of this Agreement;

“Category 1 Warranties” means Warranties A, B.1, B.4, B.8, B.10 and/or O and “Category 1 Warranty” means any of them;

“Category 2 Claim” means a claim for a breach of a Category 2 Warranty;

“Category 2 Warranties” means Warranties C.1, C.2, C.3, C.4, D.2, D.3, D.4, D.5, E.4, E.5, K.5 and/or N and a “Category 2 Warranty” means any of them;

“Category 3 Claims” means all Warranty Claims other than (i) Category 1 Claims; and (ii) Category 2 Claims;

“CCA” means the Consumer Credit Act 1974;

“Charged-Off Account” means a Sale Account which has been charged off by the Seller in accordance with its applicable policy as at the Cut-Off Time;

“Claim” means any claim arising under this Agreement;

“Closing Master File Tape” means the TSYS master file tape prepared as at Credit Card Completion and containing account level data for the Sale Accounts only for the period from 28 February 2007 to the date of Credit Card Completion;

“Completion” means completion of the sale and purchase of the Business and the Infrastructure Assets (other than the Information Technology Infrastructure Assets) pursuant to this Agreement in accordance with its terms;

“Completion Date” means 1 June 2007 or such later date as notified by CCIA to the Seller in accordance with clause 5.14;

“Contracts” means all contracts and engagements (other than (a) the Property Lease; (b) the contracts of employment with the Transferring Employees; and (c) the Cardholder Agreements) entered into or orders made before Credit Card Completion by or on behalf of the Seller with third parties in connection with the Business which remain (in whole or in part) to be performed at Credit Card Completion including all orders and contracts for the manufacture, sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services, or the licensing of Intellectual Property Rights and including, in particular, the Assigned Contracts and the Material Contracts;

“Conversion Plan” means the plan developed by the parties as set out in the Transitional Services Agreement;

“Copy Records” means a copy of or relevant extracts from the books, records, documents and other information relating to the Assets, the Cardholders and the Sale Accounts in each case relating primarily to or which contains information which is material to all or any part of the Business, including as to its future operation, or to any Asset maintained or controlled by or on behalf of any Seller’s Group Company and which are in any Seller’s Group Company’s possession, custody or control or held on its behalf and does not relate to a Cardholder solely in their capacity as a customer of any Seller’s Group Company other than in their capacity as a Cardholder but excluding the Records, the Customer Data and Files, the Signing Date Account List and the sale and purchase agreement relating to the purchase of certain Sale Accounts by the Seller from Providian National Bank (together with the related documents which, together with such agreement, comprise the contractual arrangements between the Seller and Providian National Bank relating to such purchase);

“Covered Accounts” has the meaning given in clause 7.1;

“Credit Card” means a card which has been issued or re-issued for use in connection with a Sale Account;

“Credit Card Account” means the account which records the amount owed by each Cardholder under his or her Cardholder Agreement;

“Credit Card Assets” means collectively those assets described in clauses 2.1 and 2.2 to be sold and purchased under this Agreement and includes (where the context permits) each or any of them;

“Credit Card Completion” means completion of the sale and purchase of the Credit Card Assets pursuant to this Agreement in accordance with its terms;

“Credit Card Credit Balance” means any amount owing by the Seller to a Cardholder on a Sale Account as at the Cut-Off Time;

“Credit Card Purchase Price” means the amount which equals the Purchase Price minus the Monument Assets Consideration;

“Credit Card Stock” means the stock of plastic cards owned by the Seller which are branded with the Trade Mark;

“Customer Data and Files” means collectively, all data, files and information (whether current or historic) relating to Cardholders, Sale Accounts and the operation of the Business, including all (i) applications for Credit Cards and other account opening information (whether pending or historical), including details of anti-money laundering checks; (ii) credit reports, credit records, application scores, behaviour scores, delinquency status; (iii) monthly account statements; (iv) credit and account information and history; and (v) credit bureau data captured during account origination, in each case whether stored electronically or in hard copy and whether in aggregate form or segregated by Cardholder identity, document or record type but only to the extent that such data, files and information are in any Seller’s Group Company’s possession, custody or control or held on its behalf and does not relate to a Cardholder solely in their capacity as a customer of any Seller’s Group Company other than in their capacity as a Cardholder;

“Cut-Off Time” means 23.59.59 p.m. on the date of this Agreement;

“Daily Settlement Amount” means, as from the Cut-Off Time, the amount payable each day to the Card Scheme Association in respect of the Credit Cards (including any fraudulent use of those Credit Cards);

“Data Extracts” means the computer generated files prepared as at 31 October 2006, 31 December 2006, 31 January 2007 and 28 February 2007 containing monthly account level data for the period from January 2004 to February 2007 contained on the CD-Roms initialled for identification by or on behalf of the Seller and the Purchasers;

“Data Protection Legislation” means the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part 1 of the Regulation of Investigatory Powers Act 2000 and equivalent legislation in any other relevant jurisdictions;

“Data Warehouse Database” means the database to be built pursuant to the Data Segregation Plan (as that term is defined in the Transitional Services Agreement) containing the Customer Data and Files;

“Declaration of Trust” means the declaration of trust by Barclays in respect of certain Credit Card Assets in favour of Raphael Bank as CCIA’s designee in the agreed terms;

“Direct Debiting Scheme Rules” means the direct debiting scheme operated by members of the Association for Payment Clearing Services as amended from time to time or any scheme which replaces it;

“Disagreement Notice” has the meaning given in paragraph Error! Reference source not found. of Part B of Schedule 1;

“Disclosure Documents” means the 43 files of documents as set out in the index in the agreed terms attached to the Disclosure Letter;

“Disclosure Letter” means the letter of the same date as the date of this Agreement from the Seller to the Purchasers referred to in clause 9.3;

“Domain Names” mean the list of domain names set out in Schedule 5;

“Draft Signing Statement” has the meaning given in clause 3.7;

“Due Diligence Data” means the Data Extracts, the Master File Tapes and the Pro-Forma Historic File;

“Employment Information” means in relation to each Transferring Employee, a list of their names and full or accurate details concerning his or her employee number, age or date of birth, date of commencement of employment and, if different, date of continuous employment, location, temporary or permanent or fixed term status, if fixed term status the date on which employment is to end, notice period, grade, remuneration, bonus, commission or other form of profit sharing (whether contractual or discretionary, and in case identified as such), holiday entitlement, sick pay entitlement, life assurance, medical insurance, permanent health insurance, pension membership by scheme (including but not limited to his or her membership type, employer and employee contribution rates for each scheme), entitlement under any incentive plan involving securities or which is securities based, any current disciplinary or grievance procedure taken against him or her, any court or tribunal case, claim or action brought by him or her against the Seller within the previous two years or which the Seller has reasonable grounds to believe that he or she may bring against CompuCredit UK arising out of his or employment with the Seller and any collective agreement which will have effect after his or transfer to CompuCredit UK in relation to him or her;

“Encumbrance” means any mortgage, claim, charge (fixed or floating), pledge, lien, equity, option, right to acquire, right of pre-emption, assignment, hypothecation, security interest, title retention, other similar third party right, or any agreement to create any of the foregoing;

“Estimated Purchase Price” means £388,741,750;

“Excluded Accounts” means each Credit Card Account that meets one or more of the following criteria as of the Cut-Off Time:

(a)	any account that is the subject of a dispute as to the validity, enforceability or existence of the account, or the underlying Cardholder Agreement, which dispute has either been notified to the Seller in writing or is recorded in the Seller’s records as of the Cut-Off Time;

(b)	any Charged-Off Account or any account which should have been a Charged-Off Account as at the Cut-Off Time if the Policies and Procedures had been correctly applied;

(c)	any account which is the subject of litigation, other than accounts that are in litigation solely as a result of legal collection initiated by the Seller but which are not Charged-Off Accounts;

(d)	any account the Cardholder of which does not have an address located in the United Kingdom;

(e)	any account on which the first payment has become due and payable and the Cardholder has never made a payment;

(f)	any account which has been re-aged otherwise than in accordance with the Policies and Procedures (but excluding for these purposes any accounts which have been re-aged incorrectly as a result of a conversion from one system of record to another as set out in the second paragraph of pages 6 and 7 of the Disclosure Letter) provided that such accounts will only be excluded if the aggregate Pre-Signing Receivables on such accounts exceeds £125,000;

(g)	any test accounts opened or maintained by the Seller with respect to the Card Scheme Association system for verification or other internal purposes;

(h)	any account for which the related Obligor has pledged assets or made a cash collateral deposit as full or partial security for payment of the Pre-Signing Receivables arising in such account, which assets or deposits are held by the Seller as of Credit Card Completion;

(i)	any account, (i) the Cardholder in respect of which is dead; or (ii) the Cardholder in respect of which has filed for bankruptcy; or (iii) the Cardholder in respect of which has had an individual voluntary arrangement approved by the Seller; or (iv) which has been originated by fraud or fraudulent action, in each case on or before the Cut-Off Time; and/or

(j)	any account which is not a Tranche B Account or a Tranche C Account;

“Excluded Accounts Customer Data” means collectively, data for the period from origination to Credit Card Completion, relating to all Excluded Accounts (other than Tranche A Accounts) and Charged-Off Accounts, setting out the following information but excluding any Personal Data and instead referenced to the relevant account number: all (i) credit reports, credit records, application scores, behaviour scores, delinquency status and (ii) credit and account information and history, including all up to date credit reference agency information relating to each such account, but only to the extent that such data is in any Seller’s Group Company’s possession, custody or control or held on its behalf and does not relate to a holder of an Excluded Account or Charged-Off Account solely in their capacity as a customer of any Seller’s Group Company other than in their capacity as a cardholder of a Monument branded account;

“Final Completion” means completion of the sale and purchase of the Information Technology Infrastructure Assets pursuant to this Agreement in accordance with its terms;

“Final Completion Date” means 31 March 2008, or such earlier date as agreed in writing between the Seller and the Purchasers;

“Fixtures” has the meaning set out in clause 17.2;

“FSA” means the United Kingdom’s Financial Services Authority or its successor body from time to time;

“Goodwill” means the goodwill associated with the Business, the right of the Seller to use the Trade Mark in relation to the Business and the exclusive right of the Purchasers to represent themselves as carrying on the Business in succession to the Seller;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having jurisdiction on behalf of the United Kingdom or any part or subdivision thereof or any local authority, district or other subdivision thereof;

“HMRC” means Her Majesty’s Revenue and Customs;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“include” means include without limitation and “including” means including without limitation;

“Independent Accountant” means a firm of chartered accountants appointed jointly by the Seller and CCIA or, if they fail to agree an appointee within seven Business Days of either first proposing such a person by notice to the other, to be appointed on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales;

“Indemnified Party” has the meaning given in clause 13.5;

“Indemnifying Party” has the meaning given in clause 13.5;

“Information Technology Infrastructure Assets” means those assets listed in Part B of Schedule 11;

“Information Technology Infrastructure Assets Apportionment Statement” means the statement to be prepared pursuant to clause 11.10;

“Infrastructure Assets” means collectively the assets described in clause 2.3 to be sold and purchased under this Agreement and includes (where the context permits) each or any of them;

“Infrastructure Assets Apportionment Statement” means the statement to be prepared pursuant to clause 11.5;

“Infrastructure Warranties” means Warranties A.1, A.4, F.1, H.1 to H.7, I.1, I.2, I.4, J.1, J.2, J.6, J.7, J.8, J.9, J.10, J.12, J.14 to J.17, K.1 to K.3, L.1 to L.4 and insofar as they relate to the Infrastructure Assets, Warranties A.2, A.3, B.1, B.2, E.1 to E.5, G.2 to G.4 and M;

“Intellectual Property Rights” means trade marks, trade names, logos, get-up, patents, inventions, design rights, copyrights, rights of extraction relating to databases, proprietary models, rights in computer software, domain names and all other similar proprietary rights (whether registered or unregistered) which may subsist in any part of the world (but excluding Know-How) including registrations of such rights and applications and rights to apply for such registrations;

“Interchange” means the Card Scheme Association interchange fees net of reverse interchange fees payable to the Seller in respect of the Sale Accounts in its capacity as issuer of the Credit Cards;

“Key Personnel” has the meaning set out in the Transitional Services Agreement;

“Know-How” means trade secrets, confidential information, know-how, inventions, technical or commercial knowledge and manufacturing or business processes, methods and procedures;

“Legal Assignment of Assets” means the legal assignment of the Credit Card Assets described in clauses 2.1(b), (c), (d) and (e), in the agreed terms;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly and as principal or surety and “Liability” means any one of them;

“Licence Back” means the licence of the Trade Mark to be entered into between the Seller and CCIA in the agreed terms;

“Losses” means any and all claims, actions, losses, liabilities, costs, penalties, fines, expenses (including reasonable professional fees), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party;

“Master File Tapes” means the TSYS master file tapes prepared as at December 2006 and containing account level data for the Monument branded accounts for the month of December 2006 initialled for identification by or on behalf of the Seller and the Purchasers;

“Material Contracts” mean the Contracts listed or referred to in Part B of Schedule 8;

“Measures Letter” means the letters dated 26 February 2007 and 20 March 2007 from the Purchasers to the Seller and the benefits table attached to the email of 18:00 on 2 April 2007 from Erica Alweiss of the Purchaser to Carla Williams of the Seller;

“Monument Assets Consideration” means the amount of £2.3 million (payable as consideration for the Infrastructure Assets);

“Monument Credit Card Intellectual Property” means the (i) the Trade Mark; (ii) the rights in and to the Domain Names; and (iii) all Intellectual Property Rights owned by the Seller or any member of the Seller’s Group in the Customer Data and Files and the February Account List;

“Monument Infrastructure Intellectual Property” means (i) all Intellectual Property Rights owned by the Seller or any member of the Seller’s Group in the Records and the Assigned Contracts (or any of them); and (ii) all Intellectual Property Rights owned by the Seller or any member of the Seller’s Group and used exclusively in connection with the Business (other than the Monument Credit Card Intellectual Property);

“Monument Intellectual Property” means together the Monument Credit Card Intellectual Property and the Monument Infrastructure Intellectual Property;

“National Insurance Elections” means elections to transfer secondary Class 1 National Insurance Contributions under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 and agreements to permit recovery of such contributions under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992;

“National Insurance Recovery Agreements” means agreements made pursuant to the National Insurance Contributions and Statutory Payments Act 2004 and paragraph 7 of Schedule 4 to the Social Security (Contributions) Regulations 2001 to recover primary Class 1 National Insurance Contributions on non-monetary earnings from a Relevant Employee;

“Notices of Assignment” means (i) the notice to be given by Raphael Bank of the assignment of trust interests to CCIA; (ii) the notice to be given by CCIA of the assignment of trust interests to Partridge Funding Corporation; and (iii) the notice to be given by Partridge Funding Corporation of the assignment of trust interests to Partridge Acquired Portfolio Master Business Trust in the agreed terms;

“Notice to Cardholders” means the notice to be given to each Cardholder as contemplated by clause 6.1;

“Notification” has the meaning given in clause 12.5(a);

“Obligor” shall mean, with respect to any Sale Account, the person or persons obligated to make payments with respect to such Sale Account, including any guarantor thereof, but excluding any merchant;

“Other Assets” means those assets listed in Part A of Schedule 11;

“Personal Data” has the meaning given to this term in the Data Protection Act 1998;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004;

“Policies and Procedures” have the meaning given in Warranty C.4;

“Pool 1 Employees” has the meaning set out in the Transitional Services Agreement;

“Pool 1 Transferring Employees” has the meaning set out in the Transitional Services Agreement;

“Pool 2 Activity” has the meaning set out in the Transitional Services Agreement;

“Pool 2 Employees” has the meaning set out in the Transitional Services Agreement;

“Pool 2 Transferring Employees” has the meaning set out in the Transitional Services Agreement;

“Pool 3 Employees” has the meaning set out in the Transitional Services Agreement;

“Post-Signing Receivables” means any and all amounts owing by Cardholders under the Cardholder Agreements and debited to the Sale Accounts including any amounts owing for the payment of goods and services, interest, cash advances, balance transfers, late charges and any and all other fees, expenses or charges of every nature, kind and description whatsoever, in respect of the period following the Cut-Off Time;

“Predecessor” means Providian National Bank and any other prior owner of the Sale Accounts;

“Pre-Signing Receivables” means all amounts owing by the Cardholders under the Cardholder Agreements and debited to the Sale Accounts as at the Cut-Off Time including any amounts owing for the payment of goods and services, interest, cash advances, balance transfers, and any fees payable on cash advances, balance transfers or foreign currency transactions and all amounts accrued and posted in the system of record with respect to any of the foregoing up to and including the Cut-Off Time, as reflected in the Signing Statement;

“Pre-Signing Statement” means a statement drawn up by the Seller using data derived as at 28 February 2007 and adjusted to estimate the Pre-Signing Receivables as at 31 March 2007 in the same format and prepared on the same basis as the Signing Statement and delivered to the Purchasers prior to the date of this Agreement in accordance with clause 4.1, showing each of the elements that make up the Estimated Purchase Price;

“Pro-Forma Historic File” means the file prepared by the Seller containing a list of finder identification numbers generated as at January 2004 utilising the same tranche B account criteria used for the preparation of the Data Extracts contained on the CD-Rom initialled for identification by or on behalf of the Seller and the Purchasers;

“Property” means the Portland Building, Crawley, West Sussex as is demised by the Property Lease;

“Property Lease” means the lease of the Property dated 16 August 1999 between Canadian and Portland Developments Limited (1) and Providian National Bank (2) as varied by a deed of variation dated 25 June 2004 between Portland Building Crawley Limited (1) and the Seller (2);

“Property Sublease” means the sublease of part of the Property in the agreed terms;

“Purchasers” means collectively CCIA and CompuCredit UK, or either of them, as the context indicates;

“Purchase Price” means the amount calculated in accordance with clause 3.2;

“Purchasers’ Account” means Barclays Bank, Sort Code: 20-00-00, Account Name: CompuCredit International Acquisition Corporation, Account Number: 90280690, Swift: BARCGB22, IBAN: GB97 BARC 2000 0090 2806 90, Reference: Purchase of Barclays assets;

“Purchasers’ Group” means CompuCredit Corporation, any holding company and subsidiary undertakings of CompuCredit Corporation and the subsidiary undertakings of any such holding company, from time to time, and a “Purchasers’ Group Company” means any one of them;

“Purchasers’ Solicitors” means Allen & Overy LLP of One Bishops Square, London E1 6AO;

“Purchasers’ Warranties” means the warranties set out in Schedule 3 and “Purchasers’ Warranty” means any one of them;

“Raphael Bank” means R. Raphael & Sons Plc, registered number 01288938 whose registered office is at Albany Court Yard, 47-48 Piccadilly, London W1J 0LR;

“Receivables” means collectively the Post-Signing Receivables and the Pre-Signing Receivables;

“Records” means all of the books, records, documents and other information to the extent relating exclusively to the Assets, the Cardholders and the Sale Accounts (but excluding the Customer Data and Files and February Account List) maintained or controlled by or on behalf of any Seller’s Group Company and which are in any Seller’s Group Company’s possession, custody or control or held on its behalf;

“Relevant Employees” means the Pool 1 Employees and the Pool 2 Employees and “Relevant Employee” means any one of them;

“Retained Liabilities” has the meaning given in clause 11.2;

“Sale Account” means a Credit Card Account in respect of which a credit card branded with the Trade Mark has been issued or re-issued to a Cardholder which is not either an Excluded Account or a Charged-Off Account as of the Cut-Off Time and which is identified by account number on the Signing Date Account List;

“SEC” means the United States Securities and Exchange Commission;

“Seller’s Account” means the account, the details of which are: Barclays Bank plc, Sort Code: 20-04-15, Account Name: AFTS default, Account Number: 68088306, Swift: BARCGB2108L, IBAN GB75BARC20041568088306, Payment Reference: Sale of Monument Business;

“Seller’s Group” means the Seller, any holding company and subsidiary undertakings of the Seller and the subsidiary undertakings of any such holding company, from time to time and a “Seller’s Group Company” means any one of them;

“Seller’s Marks” means the name Barclays Bank PLC;

“Seller’s Scheme” means the retirement benefit scheme known as The Barclays Bank UK Retirement Fund;

“Seller’s Settlement Account” means account, the details of which are: Barclays Bank plc, Sort Code: 20-04-15, Account Name: AFTS default, Account Number: 68088306, Swift: BARCGB2108L, IBAN GB75BARC20041568088306, Payment Reference: Monument Settlement;

“Seller’s Solicitors” means Lovells of Atlantic House, Holborn Viaduct, London EC1A 2FG;

“Services Assumption Date” means in the case of Pool 1 Transferring Employees the Completion Date and in the case of Pool 2 Transferring Employees, either the Transitional Activities Assumption Date of the relevant Pool 2 Activity as defined in the Transitional Services Agreement or such other date as the parties may agree pursuant to clause 6.8 of the Transitional Services Agreement;

“Share Plan or Plan” means any incentive plan or arrangement operated by the Seller involving securities or which is securities-based in which any Share Plan Employee can or could participate, including share option plans, long term incentive plans, restructured share plans, SAYE plans, share incentive plans and phantom plans and “Plans” will be construed accordingly;

“Share Plan Employee” means any employee whose employment will transfer under the TUPE Regulations or otherwise in connection with the sale and purchase of the Business pursuant to this Agreement;

“Signing Date Account List” has the meaning given in clause 3.6;

“Signing Statement” means the Draft Signing Statement incorporating any amendments made in accordance with paragraph 4 of Part B of Schedule 1;

“Tax” or “Taxation” means any and all forms of tax, duty, levy or other imposition whenever and by whatever Taxation Authority imposed and whether of the United Kingdom or elsewhere, including income tax, corporation tax, capital gains tax, inheritance tax, value added tax, customs duties, excise duties, stamp duty, stamp duty land tax, stamp duty reserve tax, national insurance and social security and any interest, penalty, fine or surcharge in connection with any such taxation;

“Taxation Authority” or “Tax Authority” means HMRC and any other local, governmental, state or federal authority or body competent to impose or collect Tax;

“Trade Mark” means the Monument trade mark, registered in the name of the Seller under UK registered trade mark number 2310126 in class 36;

“Tranche A Accounts” means all accounts identified on the Data Extracts prepared as at 31 October 2006 as tranche A accounts which remain tranche A accounts as at the Cut-Off Time in accordance with the guidelines set out in Schedule 10;

“Tranche B Accounts” means all accounts identified on the Data Extracts prepared as at 31 October 2006 as tranche B accounts and which remain tranche B accounts as at the Cut-Off Time in accordance with the guidelines set out in Schedule 10, excluding any Excluded Account or Charged-Off Account;

“Tranche B Purchase Price” means the amount equal to the Purchase Price minus the Tranche C Purchase Price;

“Tranche C Accounts” means all accounts identified on the Data Extracts prepared as at 31 October 2006 as tranche C accounts which remain tranche C accounts as at the Cut-Off Time in accordance with the guidelines set out in Schedule 10, plus all accounts identified on the Data Extracts prepared as at 31 October 2006 as a tranche A or B or D account and which have become a tranche C account as at the Cut-Off Time in accordance with the guidelines set out in Schedule 10, excluding any Excluded Account or Charged-Off Account;

“Tranche C Limit” means the amount which is equal to 35 per cent. of the Pre-Signing Receivables relating to the Tranche C Accounts as at the Cut-Off Time;

“Tranche C Purchase Price” means the amount calculated pursuant to clause 3.2(b);

“Transferring Employees” means the Pool 1 Transferring Employees and the Transferring Pool 2 Employees and “Transferring Employee” means any one of them;

“Transferring Employees’ Costs” has the meaning set out in clause 12.4(a);

“Transferring Employees’ Costs Statement” has the meaning set out in clause 12.4(c);

“Transitional Activity Assumption Date” has the meaning set out in the Transitional Services Agreement;

“Transitional Services Agreement” means the agreement between the Seller and CCIA and CompuCredit UK dated the date of this Agreement under which the Seller will provide certain services for a period after the date of this Agreement;

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Unenforceability Allegation” means an express written notice received by the Purchasers or Raphael Bank from a Cardholder within two years of the date of this Agreement containing an allegation that his or her Cardholder Agreement is unenforceable pursuant to the CCA due to any fact, matter or circumstances arising prior to the date of this Agreement;

“VAT” means value added tax;

“VAT Regulations” means the Value Added Tax Regulations 1995;

“Visa” means Visa International Services Association, Visa Europe Limited and any other Visa entity, as appropriate;

“Warranty Claim” means a claim for breach of any of the Warranties and/or a Claim for breach of any of the covenants of the Seller set out in clause 4 of this Agreement; and

“Warranties” means the warranties set out in Schedule 2 and “Warranty” means any one of them.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include references to this Agreement or such other document as varied, supplemented and/or replaced in any manner from time to time;

(b)	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

(c)	references to recitals, clauses, schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(d)	references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

(e)	references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(f)	references to time are to time in London;

(g)	headings are inserted for convenience only and shall be ignored in construing this Agreement; and

(h)	the words “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Companies Act 1985.

1.3	Any reference in this Agreement to a document being “in the agreed terms” is to a document in the terms agreed between the Seller and the Purchasers and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

1.4	The recitals and schedules to this Agreement form part of it.

2.	SALE AND PURCHASE

2.1	The Seller shall sell (and, in the case of (b), (c), (d) and (e), assign, by way of legal assignment) free from all Encumbrances and Raphael Bank as CCIA’s designee shall acquire the following Credit Card Assets:

(a)	all Sale Accounts;

(b)	the benefit of the Cardholder Agreements;

(c)	the Pre-Signing Receivables plus, for the avoidance of doubt, any accrued interest as at the Cut-Off Time relating to the Pre-Signing Receivables;

(d)	all Post-Signing Receivables;

(e)	the Customer Data and Files and the Signing Date Account List (save that the Seller will be entitled to retain a copy of all or some of the Customer Data and Files and the Signing Date Account List in so far and for such time as they may reasonably be required by either the Seller or any Seller’s Group Company for on-going regulatory compliance, accounting, auditing, litigation or tax reasons or to comply with the Seller’s obligations under the Transitional Services Agreement);

(f)	the right to the Interchange in relation to transactions that take place after the Cut-Off Time;

(g)	the Credit Cards;

(h)	the BIN; and

(i)	the Credit Card Stock.

2.2	The Seller shall sell free from all Encumbrances and CCIA shall purchase the Goodwill, the Monument Credit Card Intellectual Property and the Excluded Accounts Customer Data.

2.3	The Seller shall sell (and, in the case of (d) and (g), assign) free from all Encumbrances and CompuCredit UK shall purchase the following Infrastructure Assets:

(a)	the Copy Records;

(b)	the Other Assets;

(c)	the Information Technology Infrastructure Assets;

(d)	the benefit (subject to the burden) of the Assigned Contracts;

(e)	the Records (save that the Seller will be entitled to retain a copy of all or some of the Records in so far and for such time as they may reasonably be required by either the Seller or any Seller’s Group Company for on-going regulatory compliance, accounting, auditing, litigation or tax reasons or to comply with the Seller’s obligations under the Transitional Services Agreement);

(f)	the Seller’s interest in the Property;

(g)	the Monument Infrastructure Intellectual Property;

(h)	the proceeds of any insurance claim relating to any of the Infrastructure Assets (excluding the Information Technology Infrastructure Assets) arising prior to the Completion Date and any insurance claim relating to any of the Information Technology Infrastructure Assets arising prior to the Final Completion Date, save where such proceeds have been used prior to Completion to restore or replace an Infrastructure Asset or have been used prior to the Final Completion to restore or replace an Information Technology Infrastructure Asset (as the case may be); and

(i)	the Data Warehouse Database.

2.4	Subject to clause 2.5, the sale and purchase of the Credit Card Assets (other than the BIN) shall take effect at Credit Card Completion and the sale and purchase of the BIN shall take effect at the time that the BIN is transferred to Raphael Bank in accordance with clause 6.2.

2.5	The legal assignment of the Credit Card Assets described in clause 2.1(b), (c), (d) and (e) shall occur on the Assignment Date, on which date the Purchasers shall execute and date the Legal Assignment of Assets (and Barclays hereby irrevocably authorises either of the Purchasers to date the Legal Assignment of Assets executed by it and delivered pursuant to clause 5.2(d) on the Assignment Date), following Notice to Cardholders having been given to the Cardholders in accordance with clause 6.1. From Credit Card Completion and until the Assignment Date, the Seller shall hold the Credit Card Assets described in clause 2.1(b), (c), (d) and (e), and all rights and benefits arising under them, in trust for Raphael Bank, as CCIA’s designee as acquirer of such Credit Card Assets, absolutely and in accordance with the Declaration of Trust.

2.6	The sale, purchase and (in the case of the Assets described in clauses 2.3(d) and (g)) assignment of the Infrastructure Assets (excluding the Information Technology Infrastructure Assets) shall take effect on Completion and the sale and purchase of the Information Technology Infrastructure Assets shall take effect on Final Completion.

3.	PURCHASE PRICE AND PAYMENT

3.1	The total consideration payable by the Purchasers to the Seller for the Business and the Assets shall be the Purchase Price together with the Assumed Liabilities.

3.2	The Purchase Price shall be an amount equal to the sum of:

(a)	88% of the Pre-Signing Receivables relating to Tranche B Accounts (excluding the Credit Card Credit Balances relating to Tranche B Accounts) less the Credit Card Credit Balances relating to Tranche B Accounts;

(b)	21.5% of the Pre-Signing Receivables relating to Tranche C Accounts (excluding the Credit Card Credit Balances relating to Tranche C Accounts) less the Credit Card Credit Balances relating to Tranche C Accounts; and

(c)	the Monument Assets Consideration.

3.3	The Purchase Price shall be allocated between the Assets and the Assumed Liabilities in accordance with Part A of Schedule 1.

3.4	The Purchase Price other than the Monument Assets Consideration will be satisfied by:

(a)	a payment in cash in pounds sterling on the date of this Agreement by telegraphic transfer into the Seller’s Account of an amount equal to the sum of the Estimated Purchase Price, as set out in the Pre-Signing Statement delivered to the Purchasers by the Seller in accordance with clause 4.1; and

(b)	a payment pursuant to clause 3.9 (if applicable).

3.5	The Monument Assets Consideration will be settled by a payment in cash in pounds sterling on Final Completion by telegraphic transfer into the Seller’s Account of the Monument Assets Consideration.

3.6	The Seller must as soon as reasonably possible following the date of this Agreement, and in any event on or before the day which is 10 Business Days following the date of this Agreement, prepare and provide CCIA and Raphael Bank (as CCIA’s designee) with a true and complete list of Sale Accounts as at the Cut-Off Time (clearly indicating which are Tranche B Accounts and which are Tranche C Accounts) together with names, addresses and account numbers of the Cardholders, outstanding balances and delinquency status of such Sale Accounts prepared as at the Cut-Off Time which identifies the Sale Accounts in accordance with the criteria set out in Schedule 10 (the “Signing Date Account List”). No Claim for any Excluded Account being included in the Signing Date Account List provided pursuant to this clause may be made by the Purchasers except pursuant to either (i) Part B of Schedule 1 and/or clause 3.9 or (ii) clause 7.1.

3.7	The Seller must as soon as reasonably possible following the date of this agreement, and in any event on or before the day that is 20 Business Days following the date of this Agreement prepare and deliver to the Purchasers a draft of the Signing Statement (the “Draft Signing Statement”) in accordance with the provisions of Part B of Schedule 1.

3.8	The Draft Signing Statement once agreed or determined pursuant to Part B of Schedule 1:

(a)	shall constitute the Signing Statement for the purposes of this Agreement; and

(b)	shall be final and binding on the Seller and the Purchasers but without prejudice to the provisions of clause 7 in respect of Covered Accounts and reimbursement for such Covered Accounts or to any actual or potential Warranty Claim in relation to any Sale Accounts.

3.9	If and to the extent that the Credit Card Purchase Price as set out in the Signing Statement is:

(a)	less than the amount paid under clause 3.4(a), an amount equal to such shortfall plus an amount equal to interest from the date of this Agreement at the Seller’s base rate as at the date of this Agreement shall be paid by the Seller to CCIA in cash by telegraphic transfer into the Purchasers’ Account; or

(b)	more than the amount paid under clause 3.4(a), an amount equal to such excess plus an amount equal to interest from the date of this Agreement at the Seller’s base rate as at the date of this Agreement shall be paid by CCIA to the Seller in cash by telegraphic transfer into the Seller’s Account.

3.10	Any amount to be paid under clause 3.9 shall be paid within five Business Days after the Signing Statement has been finally agreed or determined in accordance with Part B of Schedule 1.

4.	PRE-COMPLETION MATTERS

4.1	The Seller has delivered the Pre-Signing Statement to CCIA.

4.2	Pending Completion the Seller shall ensure that:

(a)	it will comply with its obligations under the Property Lease and will make an application to the Landlord of the Property Lease for its consent to assign the Property Lease to CompuCredit UK in a form reasonably acceptable to CompuCredit UK;

(b)	it will comply with its obligations under the Assigned Contracts and will comply with its material obligations under the Material Contracts which relate to the Business;

(c)	the Purchasers (and Raphael Bank as CCIA’s designee as acquirer of certain of the Credit Card Assets) and their agents and representatives are afforded reasonable access to the Infrastructure Assets, including the Property (but excluding that part of the Property located within the demise described in the Property Sublease unless (i) such reasonable access has been agreed between the parties (acting reasonably); or (ii) the relevant person seeking access is accompanied by a representative of the Seller; or (iii) is required in order for the parties to comply with their obligations under clause 7 of Part C of Schedule 6 to this Agreement);

(d)	it shall not and no member of the Seller’s Group shall:

(i)	amend any of the terms of employment of the Pool 1 Transferring Employees, including in relation to those employees’ pension arrangements, except with the prior written consent of CompuCredit UK (such consent not to be unreasonably withheld or delayed) and subject at all time to compliance with Applicable Laws; and/or

(ii)	make any communications to the Pool 1 Transferring Employees which are in any way inconsistent with the terms of this Agreement except with the prior written consent of CompuCredit UK (such consent not to be unreasonably withheld or delayed);

(e)	the Purchasers will be kept fully and promptly informed of all material matters relating to the Business, including (i) of any litigation or proceeding, challenging the purchase, sale or assignment of any of the Assets hereunder, (ii) of any material adverse change in the financial condition of the Sale Accounts, and (iii) any material billing errors, claims, disputes or any litigation with respect to the Sale Accounts;

(f)	insurance cover in respect of the Infrastructure Assets will be maintained at all times on the same basis existing on the date of this Agreement; and

(g)	it will inform the Purchasers of any:

(i)	Pool 1 Transferring Employee who, after the date of this Agreement, makes an application to receive or begins to receive or is approved to receive or who appeals a decision to reject payment under any disability or permanent health or any similar insurance scheme funded by the Seller;

(ii)	Pool 1 Transferring Employee who has given or received notice of termination of his or her employment, become the subject of any formal or material disciplinary action or who is engaged in any formal or material grievance procedure;

(iii)	employee who has ceased to be a Pool 1 Transferring Employee but remains employed by any Seller’s Group Company; and

(iv)	claim or legal proceedings in relation to any of the Pool 1 Transferring Employees which are current, threatened or, so far as the Seller is aware, pending against any Seller’s Group Company;

(h)	it shall not and no member of the Seller’s Group shall grant any options or awards to Share Plan Employees under the Share Plans; and

(i)	it will inform the Purchaser of any National Insurance Elections, National Insurance Recovery Agreements or elections made in relation to restricted securities under Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 which are entered into by Share Plan Employees after the date of this Agreement in relation to options and awards granted under the Share Plans.

4.3	Pending each Pool 2 Transitional Activities Assumption Date and once the Pool 2 Transferring Employee has been selected by the Purchasers pursuant to clause 6.9 of the Transitional Service Agreement:

(a)	the Seller will inform the Purchasers of any:

(i)	Pool 2 Transferring Employee performing the relevant Pool 2 Activity who, after the date of this Agreement, makes an application to receive or begins to receive or is approved to receive or who appeals a decision to reject payment under any disability or permanent health or any similar insurance funded by the Seller;

(ii)	Pool 2 Transferring Employee performing the relevant Pool 2 Activity who has given or received notice of termination of his or her employment, become the subject of any formal or material disciplinary action, or who is engaged in any formal or material grievance procedure; and

(iii)	employee who has ceased to be a Pool 2 Transferring Employee but remains employed by any Seller’s Group Company.

(iv)	claim or legal proceedings in relation to any Pool 2 Transferring Employee performing the relevant Pool 2 Activity of which are current, threatened or so far as the Seller is aware pending against any Seller’s Group Company; and

(b)	the Seller shall ensure that it shall not and no member of the Seller’s Group shall:

(i)	amend any of the terms of employment of the Pool 2 Transferring Employees, including in relation to those employees’ pension arrangements, except with the prior written consent of CompuCredit UK (such consent not to be unreasonably withheld or delayed) and subject at all times to compliance with applicable laws; and/or

(ii)	make any communications to the Pool 2 Transferring Employees which are in any way inconsistent with the terms of this Agreement except with the prior written consent of CompuCredit UK (such consent not to be unreasonably withheld).

4.4	Pending Completion the Seller shall use its reasonable endeavours and shall procure that each Seller’s Group Company shall use its reasonable endeavours, not to take any actions or make any omissions in relation to the Pool 1 Employees (other than any action taken pursuant to the TUPE Regulations or this Agreement) which would be reasonably likely to cause the Pool 1 Employees to cease to be employed in the Business prior to Completion except with the prior written consent of CompuCredit UK (such consent not to be unreasonably withheld or delayed), provided that this clause does not prevent the Seller dismissing any Pool 1 Employees for cause without the prior written consent of CompuCredit UK.

4.5	Pending each Pool 2 Transitional Activities Assumption Date and once the Pool 2 Transferring Employee has been selected by the Purchasers pursuant to clause 6.9 of the Transitional Service Agreement the Seller shall use its reasonable endeavours and shall procure that each Sellers’ Group Company shall use its reasonable endeavours, not to take any actions or make any omissions in relation to the Pool 2 Transferring Employees performing the relevant Pool 2 Activity (other than any action taken pursuant to the TUPE Regulations or this Agreement) which would be reasonably likely to cause the Pool 2 Transferring Employees performing the relevant Pool 2 Activity to cease to be employed in the Business prior to the relevant Pool 2 Transitional Activities Assumption Date except with the prior written consent of CompuCredit UK (such consent not to be reasonably withheld or delayed), provided that this clause does not prevent the Seller dismissing any Pool 2 Transferring Employees for cause without the prior written consent of CompuCredit UK.

4.6	Without limiting the generality of any of the provisions of clauses 4.2 and 4.4, pending Completion the Seller shall use its reasonable endeavours to preserve the Infrastructure Assets and shall promptly discharge all Liabilities and Losses relating to the Infrastructure Assets.

4.7	Without prejudice to the provisions of clauses 4.2, 4.4 and 4.6, pending Completion the Seller will ensure that none of the following matters will occur or be undertaken without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed):

(a)	the sale, assignment, underletting or disposal of, or the grant or termination of any rights in respect of, the Infrastructure Assets;

(b)	the creation or issue or allowing to come into being of any Encumbrance on or over any part of the Infrastructure Assets;

(c)	the termination, material amendment or variation of any Assigned Contract or the Property Lease; or

(d)	the material departure in any way from the ordinary course of the day-to-day conduct of the Business either as regards the prior nature, scope or the manner of conducting the same, including:

(i)	entering into any contract or commitment which is material and which is not on arm’s length terms or in the ordinary course of business which impacts on the Business;

(ii)	introducing into the Business any new range or type of services;

(iii)	acting in respect of the Cardholder Agreements, Sale Accounts or Credit Card Assets in breach of the Transitional Services Agreement;

(iv)	entering or offering to enter into any contracts relating exclusively to the Business on terms which (i) do not permit assignment to CompuCredit UK without counter-party consent or cost to CompuCredit UK or (ii) in aggregate, involve consideration in excess of £250,000 per annum;

(v)	entering or making any material change to any agreement with any trade union (including the agreement with Amicus disclosed at File 23 Document I.015 of the Disclosure Documents) which has an impact on the Business or the terms and conditions of employment or benefits (including pensions benefits) of any Transferring Employee or employing or terminating the employment of any person other than in the ordinary course of business consistent with past practice or as may be required by Applicable Law or a court of competent jurisdiction; or

(vi)	changing the terms and conditions of employment of any Pool 1 Transferring Employee including, but not limited, to changes to the role and responsibilities of any Pool 1 Transferring Employee with the effect that they no longer fall within the definition of a Pool 1 Transferring Employee or otherwise changing the role and responsibilities of any other employee so as to cause that person to become a Pool 1 Transferring Employee save where this is pursuant to the Pool 1 Transferring Employee’s objection to the transfer of his/her employment to CompuCredit UK in accordance with Regulation 4 of the TUPE Regulations; or

(vii)	doing (or omitting to do, so far as it is within the power or control of the Seller or the Seller’s Group to prevent such omission), permitting or causing to be done (or omitted to be done, so far as it is within the power or control of the Seller or the Seller’s Group to prevent such omission) any act or thing which would result (or be reasonably likely to result) in any of the Infrastructure Warranties being untrue or inaccurate as if they were repeated in full at Completion, provided that the Liability of the Seller pursuant to this clause 4.5(d)(vi) shall in no circumstances be greater than it would have been had the Infrastructure Warranties been repeated in full at Completion and been untrue or inaccurate in any respect.

4.8	Pending Final Completion the Seller shall:

(a)	preserve and maintain any Information Technology Infrastructure Assets and any related Contracts and shall promptly discharge all Liabilities and Losses relating to the Information Technology Infrastructure Assets; and

(b)	ensure that none of the following matters will occur or be undertaken without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed):

(i)	the sale, assignment, underletting or disposal of, or the grant or termination of any rights in respect of, the Information Technology Infrastructure Assets;

(ii)	the creation or issue or allowing to come into being of any Encumbrance on or over any part of the Information Technology Infrastructure Assets; and/or

(iii)	doing (or omitting to do, so far as it is within the power or control of the Seller or the Seller’s Group to prevent such omission), permitting or causing to be done (or omitted to be done, so far as it is within the power or control of the Seller or the Seller’s Group to prevent such omission) any act or thing which would result (or be reasonably likely to result) in any of the Infrastructure Warranties (but only to the extent they apply to the Information Technology Infrastructure Assets) being untrue or inaccurate as if they were repeated in full at Final Completion, provided that the Liability of the Seller pursuant to this clause 4.6(b)(iii) shall in no circumstances be greater than it would have been had the Infrastructure Warranties (to the extent that they apply to the Information Technology Infrastructure Assets) been repeated in full at Final Completion and been untrue or inaccurate in any respect;

(c)	save where the Pool 2 Employee is a Retained Employee, changing the terms and conditions of employment of any Pool 2 Employee including, but not limited to, changes to their role and responsibilities with the effect that they no longer fall within the definition of a Pool 2 Employee;

(d)	keep the Purchasers fully and promptly informed of all material matters relating to the Infrastructure Technology Infrastructure Assets, including of any litigation or proceeding challenging the purchase, or sale of the Infrastructure Technology Infrastructure Assets;

(e)	maintain insurance cover in respect of the Information Technology Infrastructure Assets at all time on the same basis existing on the date of this Agreement;

(f)	comply with its obligations under the Assigned Contracts insofar as they relate to the Information Technology Infrastructure Assets;

(g)	not terminate, amend or vary any Assigned Contract insofar as it relates to the Information Technology Infrastructure Assets; and

(h)	afford the Purchasers (and Raphael Bank as CCIA’s designee as acquirer of certain of the Credit Card Assets) and their agents and representatives access to the Information Technology Infrastructure Assets.

5.	COMPLETION

5.1	Subject to the provisions of this Agreement:

(a)	Credit Card Completion shall take place immediately following the signing of this Agreement at the offices of the Seller’s Solicitors;

(b)	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors; and

(c)	Final Completion shall take place on the Final Completion Date at the offices of the Seller’s Solicitors.

5.2	On Credit Card Completion the Seller will deliver to Raphael Bank as CCIA’s designee:

(a)	except as set out in clause 5.3, all the Credit Card Assets which are capable of passing by delivery;

(b)	the Notices of Assignment duly acknowledged by the Seller;

(c)	the Declaration of Trust duly executed by the Seller;

(d)	the Legal Assignment of Assets duly executed (but not dated) by the Seller; and

(e)	the Transitional Services Agreement duly executed by the Seller.

5.3	On and from Credit Card Completion:

(a)	the Seller shall hold to the order of Raphael Bank, as CCIA’s designee, the Customer Data and Files and the Credit Card Stock and shall afford Raphael Bank and CCIA full and unrestricted access to the Customer Data and Files; and

(b)	the Seller shall deliver to CCIA:

(i)	the assignment of the Monument Credit Card Intellectual Property in the agreed terms duly executed by the Seller;

(ii)	the Licence Back duly executed by the Seller;

(iii)	the Excluded Accounts Customer Data; and

(iv)	a signed letter addressed to Bank of America, CompuCredit Corporation and Raphael Bank in the agreed terms waiving with immediate effect certain provisions of the confidentiality agreement entered into between the Seller, Bank of America, CompuCredit Corporation and Arrow Global Limited in and during October 2006.

5.4	Within 10 Business Days after Credit Card Completion the Seller shall prepare and provide CCIA with the Closing Master File Tape which will be true, accurate and complete in all material respects.

5.5	On Completion the Seller will deliver to CompuCredit UK:

(a)	the Records duly completed and up to date in all material respects;

(b)	the Copy Records duly completed and up to date in all material respects;

(c)	all payroll records, records of National Insurance, PAYE and income tax records relating to all Pool 1 Transferring Employees duly completed and up to date in all material respects and the Employment Information relating to all Pool 1 Transferring Employees up to date as at the date which is three Business Days prior to the Completion Date;

(d)	all the other Infrastructure Assets (excluding the Information Technology Infrastructure Assets and the BIN) which are capable of passing by delivery;

(e)	(subject to the provisions of Schedule 6), vacant possession of the Property, save for Transferring Employees and Fixtures which are to transfer from the Seller to CompuCredit UK under the terms of this Agreement;

(f)	a capital allowances election in respect of the Fixtures in the form set out in Schedule 9 duly executed by the Seller; and

(g)	the assignment of the Monument Infrastructure Intellectual Property in the agreed terms duly executed by the Seller.

On each Pool 2 Transitional Activities Assumption Date the Seller will deliver to CompuCredit UK all payroll records, records of National Insurance, PAYE and income tax records relating to all Pool 2 Transferring Employees performing the relevant Pool 2 Activity duly completed and up to date in all material respects and the Employment Information relating to the Pool 2 Transferring Employees performing the relevant Pool 2 Activity up to date as at the date which is three Business Days prior to the relevant Pool 2 Transitional Activities Assumption Date.

5.6	On Completion:

(a)	the Seller shall deliver to Raphael Bank as CCIA’s designee the Customer Data and Files duly completed and up to date in all material respects and the Credit Card Stock. For the avoidance of doubt, the Seller shall not be obliged to deliver to Raphael Bank any part of the Credit Card Stock which has been issued to Cardholders or otherwise used pursuant to the terms of the Transitional Services Agreement; and

(b)	CompuCredit UK shall deliver to the Seller a capital allowances election in the form set out in Schedule 9 duly executed by CompuCredit UK.

5.7	On Credit Card Completion, CCIA shall:

(a)	take the action set out in clause 3.4(a);

(b)	deliver or cause to be delivered to the Seller:

(i)	the Transitional Services Agreement duly executed by CCIA and CompuCredit UK;

(ii)	the assignment of the Monument Credit Card Intellectual Property in the agreed terms duly executed by CCIA;

(iii)	the Licence Back duly executed by CCIA; and

(iv)	the letter from CompuCredit Corporation to the Seller in the agreed terms; and

(c)	procure that Raphael Bank acknowledges receipt of the Legal Notice of Assignment.

5.8	On Final Completion:

(a)	the Seller will deliver to CompuCredit UK:

(i)	the Information Technology Infrastructure Assets;

(ii)	where the Seller has original Assigned Contracts within its possession, custody or control, the original Assigned Contracts together with (where applicable) assignments or novations in the agreed terms in respect of the Assigned Contracts duly signed by the Seller and (where applicable) the counterparty to the Assigned Contract; and

(iii)	where the Seller does not have original Assigned Contracts within its possession, custody or control, a true and complete copy of such Assigned Contracts together with (where applicable) copies of the assignments or novations in the agreed terms in respect of the Assigned Contracts duly signed by the Seller and (where applicable) the counterparty to the Assigned Contract; and

(b)	CompuCredit UK shall take the actions set out in clause 3.5.

5.9	On Completion the risk of loss or damage to, and property in, the Infrastructure Assets (excluding the Information Technology Infrastructure Assets) shall pass to CompuCredit UK and on Final Completion the risk of loss or damage to, and property in, the Information Technology Infrastructure Assets shall pass to CompuCredit UK.

5.10	From the date of this Agreement, Cardholders will continue to use Credit Cards bearing the name of the Seller and the Seller hereby grants to CCIA and Raphael Bank as CCIA’s designee, a non-exclusive, non-assignable, royalty free licence to use as a trademark the Seller’s Marks on the existing Credit Cards until the Credit Cards are replaced in accordance with clause 5.11.

5.11	Within six calendar months of Credit Card Completion, CCIA will issue or will procure the issue of replacement credit cards to all Cardholders bearing the name of Raphael Bank as CCIA’s designee in place of the existing Credit Cards, provided that, if the Purchasers decide to convert the Business to using a different system of record than used at present in relation to the Sale Accounts, CCIA will issue or procure the issue of such replacement credit cards within nine calendar months of Credit Card Completion. The licence granted to Raphael Bank and CCIA under clause 5.10 will terminate on the earlier of the date that the last replacement credit card is issued under this clause 5.11 and the date which is six calendar months after Credit Card Completion (or if the proviso in the previous sentence applies, the date which is nine calendar months after Credit Card Completion). Except as permitted under the licence under clause 5.10, in the Notice to Cardholders to be sent pursuant to clause 6.1 or the Transitional Services Agreement, none of Raphael Bank, CCIA or CompuCredit UK shall be entitled to use the Seller’s Marks or the name Barclays or Barclaycard after the date of this Agreement in connection with the conduct of the Business or otherwise. Until the date on which the last replacement card is issued under this clause 5.11, Raphael Bank and CCIA will comply with clause 8.1 of the Transitional Services Agreement.

5.12	As soon as reasonably possible after the issue of replacement cards as contemplated by clause 5.11, CCIA will reimburse the Seller for the Credit Card Stock actually used by CCIA or Raphael Bank as CCIA’s designee (or by the Seller pursuant to the Transitional Services Agreement) after Credit Card Completion and prior to such replacement at a cost of 87 pence per “Classic” Credit Card, 75 pence per “Premium” Credit Card and 82 pence per “Platinum” Credit Card and the Seller shall then destroy all remaining Credit Card Stock.

5.13	The BIN will be delivered to Raphael Bank in accordance with clause 6.2.

5.14	CCIA may elect by written notice to the Seller by no later than 20 Business Days prior to 1 June 2007 to extend the Completion Date to a date which is no later than 1 August 2007.

6.	POST-CREDIT CARD COMPLETION MATTERS

6.1	As soon as reasonably practicable after Credit Card Completion and, in any event by the date which is 30 Business Days after the Signing Date Account List is provided to CCIA in accordance with clause 3.6, CCIA will prepare, print and post (or procure the preparation, printing and posting) on behalf of CCIA, Raphael Bank and the Seller, to each Cardholder, the Notice to Cardholders (with effect from the Assignment Date) of the intended legal assignment of the benefit of the Cardholder Agreements, the Pre-Signing Receivables and the Post-Signing Receivables and such other matters with respect to the transactions contemplated by this Agreement which the Seller and CCIA have determined, in such agreed terms, to be appropriate or which are required under Applicable Law. The Seller hereby irrevocably authorises CCIA to serve such notice on each Cardholder in such agreed terms. In the event that 20 Business Days after Credit Card Completion Raphael Bank has not received notification from the Office of Fair Trading of the addition of the trading name “Monument” to Raphael Bank’s consumer credit licence CCIA may, by giving written notice to the Seller extend the period for sending notification to each Cardholder by a further period of 30 Business Days. Until the date which is three Business Days after the date on which the Notice to Cardholders is sent to all Cardholders, CCIA and Raphael Bank shall not increase the interest rate and fees applicable to unpaid balances on the Sale Accounts.

6.2	The Seller and CCIA will as soon as reasonably practicable after Credit Card Completion and, in any event, by the date which is six calendar months after Credit Card Completion (or, if the Purchasers decide to convert the Business to using a different system of record than used at present in relation to the Sale Accounts, by the date which is nine calendar months after Credit Card Completion), make arrangements for the BIN to be transferred from the Seller to Raphael Bank, such that Raphael Bank as CCIA’s designee is able to pay the Daily Settlement Amount directly to the Card Scheme Association. Until such arrangements have become effective, the Seller shall make the normal CHAPS payment of the Daily Settlement Amount from an account of the Seller, in accordance with the arrangements that apply before Credit Card Completion, and CCIA or Raphael Bank as CCIA’s designee shall pay the Daily Settlement Amount into the Seller’s Settlement Account in cleared funds by 4.00 pm each Business Day, provided that the Seller has notified CCIA and Raphael Bank as CCIA’s designee of the Daily Settlement Amount required to be paid on that day by noon.

6.3	The Seller and CCIA will as soon as reasonably practicable after Credit Card Completion and, so far as possible, by the date which is 10 Business Days after Completion, make arrangements for Cardholder Payments to be routed directly to CCIA (or such member of the Purchasers’ Group or Raphael Bank, as CCIA may direct) in accordance with the Direct Debiting Scheme Rules (in so far as it is possible to do so). Until such arrangements have become effective, the Seller shall pay the amount it receives in respect of identifiable Cardholder Payments by noon each Business Day to CCIA (or such member of the Purchasers’ Group or Raphael Bank, as the case may be), less the amount of any returned direct debits or cheque payments processed by the Seller since the previous Business Day and shall pay over any amount it receives in respect of Cardholder Payments which cannot be identified on the day of receipt as soon as reasonably practicable.

6.4

If either party is late in making a payment to the other under clauses 6.2 or 6.3, interest will (save where such late payment is caused by an act, omission, failure or default of that party’s bankers or a failure in the banking system generally) be payable at the base rate from time to time of the Seller on the amount unpaid until payment. The Seller may set off against the amount due to Raphael Bank as CCIA’s designee in respect of Cardholder Payments, the amount due from Raphael Bank as CCIA’s designee in respect of the Daily Settlement Amount.

6.5	(a)	For a period of 24 months after the Assignment Date, the Seller shall provide reasonable assistance to CCIA in relation to a securitisation of the Credit Card Assets. The Seller shall not be required to make the Seller’s personnel available to attend investor road shows in relation to such a securitisation and CCIA shall pay all out of pocket expenses incurred by the Seller in connection with this clause.

(b)	The Purchasers undertake to the Seller that no reference will be made in any offering circular or memorandum or other document prepared for the purposes of securitisation of the Credit Card Assets to any Seller’s Group Company providing information or accepting any responsibility for information contained in such circular, memorandum or other document.

(c)	The Seller shall not have any liability for any Losses incurred by CCIA or any other person in connection with any assistance provided pursuant to this clause 6.5 save in the case of fraud or fraudulent misrepresentation.

6.6	With effect from the date of this Agreement, the Seller shall not take any actions in its capacity as originator or acquirer of the Cardholder Agreements which may adversely affect the ability of CompuCredit UK, CCIA or Raphael Bank to exercise or enforce any rights of CompuCredit UK, CCIA or Raphael Bank under the Cardholder Agreements including failing to maintain its CCA licence, amending (or purporting to amend) the terms and conditions applicable to any Cardholder Agreement or making any other communication to the Cardholders in their capacity as Cardholders without the prior written consent of CCIA; provided that for the avoidance of doubt the Seller may take any action it is directed to take by CCIA either under this Agreement or the Transitional Services Agreement.

6.7	With effect from Credit Card Completion, and without prejudice to clause 11.1, the Seller and the Purchasers agree that Raphael Bank as CCIA’s designee, will be appointed to perform, on behalf of the Seller, all of the obligations of the Seller under the Cardholder Agreements to be discharged after Credit Card Completion (including in respect of Raphael Bank as CCIA’s designee, the Seller’s obligation to provide credit on use of a Credit Card and to honour the terms and conditions of the Cardholder Agreements).

6.8	The Seller shall continue to provide in-branch payment facilities in respect of the Sale Accounts and new Monument branded accounts at branches of its retail banking business in the UK for a period of 24 months from Credit Card Completion at a charge of 50.5 pence per payment on a Sale Account or any new Monument branded accounts which shall be payable by CCIA to the Seller. Such in-branch payment facilities shall be operated in the same manner and to the same standard as in the three months prior to the date of this Agreement, save where the Seller proposes to make a change in the way that it provides in-branch payment facilities to the holders of credit cards issued by it generally (except that such a change shall not include withdrawal of such in-branch payment facilities), it shall notify CCIA as soon as reasonably practicable and in any event within 20 Business Days prior to making such change and from the date of such change the in-branch payment facilities offered to CCIA (or Raphael Bank as CCIA’s designee) will be operated in the same manner as those offered by the Seller to the holders of credit cards issued by it. CCIA (or Raphael Bank as CCIA’s designee) may, during this period, negotiate with the Seller to provide an on-going in-branch payment facility (and such on-going in-branch payment facility may commence before the expiration of the 24 month period referred to in this clause). If the on-going in-branch payment facility does commence prior to the expiration of the 24 month period, the Seller shall have no further obligation under this clause from the date of commencement of such facility.

7.	REIMBURSEMENT AND POST CLOSING PAYMENTS

7.1	In the event that at any time on or prior to:

(a)	the last day of the sixth month following Credit Card Completion CCIA notifies the Seller in writing that any Monument branded account included on the Signing Date Account List is a Monument branded account which should have been classified as an Excluded Account or was a Charged-Off Account; or

(b)	the last day of the eighth month following Credit Card Completion CCIA notifies the Seller in writing that any Monument branded account included on the Signing Date Account List is a Monument branded account which should have been classified as an Excluded Account by falling within sub-paragraph (ii) of paragraph (i) of the definition of Excluded Accounts, and so should not have been included in the Signing Date Account List nor assigned pursuant to clause 2.1 of this Agreement and the Legal Assignment of Assets, and such Monument branded account is then agreed by the Seller and CCIA (both acting reasonably) or is otherwise determined to be an Excluded Account or a Charged-Off Account (each such account being a “Covered Account”) then, following such agreement or determination, CCIA may require the Seller to pay CCIA an amount equal to the Covered Account Reimbursement Amount, calculated in the manner set forth in clause 7.4.

7.2	On or before the fifteenth Business Day of every month, beginning April 2007 through the fifteenth Business Day of the month which is one month after the relevant month specified in clause 7.1(a) or 7.1(b) following Credit Card Completion, CCIA shall provide the Seller with a monthly statement setting forth the Covered Account Reimbursement Amount (which may include Covered Accounts identified in that month or in previous months, to the extent not included in a previous monthly statement) owed by the Seller to CCIA and appropriate documentation reasonably satisfactory to the Seller establishing CCIA’s right to reimbursement.

7.3

Upon payment of the Covered Account Reimbursement Amount with respect to a Covered Account, the Seller may direct CCIA in writing to close and write off such Receivables or such Covered Account or to close and sell the Receivables or such Covered Account (or to procure that such Receivables or such Covered Account are closed and written off or closed and sold), as the case may be, provided that, in the case of a sale, CCIA is not required pursuant to this clause to procure a sale other than to a person designated by the Seller nor to accept any liability to such designated purchaser with respect to such sale (and the Seller shall indemnify CCIA and Raphael Bank and hold them harmless in respect of all and any liabilities relating to or arising from such sale), to the extent Seller does not repurchase such Receivables or such Covered Account, and to cease all collection activity with respect to such Receivables or such Covered Account to the extent that the Seller and CCIA reasonably determine that maintaining and collecting on such Receivables or such Covered Account would give rise to Losses with respect to such Receivables or such Covered Account. Until such direction, CCIA shall endeavour to continue with any collection activity with respect to such Receivable or such Covered Account as would be reasonable in the ordinary course of business. The Seller may elect to require CCIA to reconvey to the Seller, at the Seller’s cost and expense, the Receivables in such Covered Account and all other Credit Card Assets relating to such Covered Account (or to procure that the Receivables in such Covered Account and all other Credit Card Assets relating to such Covered Account are reconveyed to the Seller, at the Seller’s cost and expense). If requested to do so by CCIA, the Seller shall be required to repurchase a Covered Account if it falls under paragraph (d) of the definition of “Excluded Accounts”.

7.4	The Covered Account Reimbursement Amount for the Receivables in each Covered Account shall be an amount equal to the sum of (i) the portion of the Purchase Price paid in connection with such Covered Account plus (ii) the Daily Settlement Amount for such Covered Account, less (iii) any collections or sale proceeds received by CCIA (or Raphael Bank as its designee) in respect of the Covered Account.

7.5	If:

(a)	the Seller is debited by the Card Scheme Association after the Cut-Off Time for a chargeback in respect of which the Seller provided a Cardholder with a credit on a Sale Account prior to the Cut-Off Time and the total amount of such debit has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3, then CCIA agrees to pay to the Seller an amount equal to (A) 88% in the case of an account treated as a tranche B account in the Signing Statement or (B) 21.5% in the case of an account treated as a tranche C account in the Signing Statement, in each case multiplied by the amount of such debit (to the extent that it has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3) by the Card Scheme Association; or

(b)	a cheque from a Cardholder in payment of amounts owed on a Sale Account, which was credited to such Sale Account prior to the Cut-Off Time, is returned unpaid by the drawee after the Cut-Off Time and the total amount of the returned cheque has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3, then CCIA agrees to pay to the Seller an amount equal to (A) 88% in the case of an account treated as a tranche B account in the Signing Statement or (B) 21.5% in the case of an account treated as a tranche C account in the Signing Statement, in each case multiplied by the amount of such returned cheque (to the extent that it has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3); or

(c)	CCIA or Raphael Bank as its designee or the Seller provides a credit on a Sale Account after the Cut-Off Time relating to a transaction which occurred prior to the Cut-Off Time pursuant to the Policies and Procedures or the policies and procedures of CompuCredit UK, as applicable, in compliance with all Applicable Laws and the by-laws, rules and regulations of the Card Scheme Association, with respect to the use of a Sale Account by a person other than the Cardholder who did not have actual, implied or apparent authority for such use and from which the Cardholder received no benefit prior to the Cut-Off Time and the total amount of such credit has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3, then the Seller agrees to pay CCIA an amount equal to (A) 88% in the case of an account treated as a tranche B account in the Signing Statement or (B) 21.5% in the case of an account treated as a tranche C account in the Signing Statement, in each case multiplied by the amount of such credit (to the extent that it has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3), provided that if such credit is reversed CCIA agrees to repay to the Seller the amount paid by the Seller with respect to such credit and if CCIA or Raphael Bank as CCIA’s designee receives an amount in recovery of such credit, CCIA agrees to repay to the Seller the amount of such recovery; or

(d)	an amount received by the Seller prior to the Cut-Off Time and held in a suspense account at the Cut-Off Time is identified after the Cut-off Time as being a payment which should be posted to a Sale Account and the total amount of such payment has not been applied to the Pre-Signing Receivables in calculating the Credit Card Purchase Price pursuant to clause 3, then the Seller agrees to pay CCIA an amount equal to (A) 88% in the case of an account treated as a tranche B account in the Signing Statement or (B) 21.5% in the case of an account treated as a tranche C account in the Signing Statement, in each case multiplied by the amount of the payment and CCIA agrees to credit the relevant Sale Account with the total amount of the payment.

7.6	Each of the events in clause 7.5 shall be a “Post Closing Payment Event” and the amounts determined above may be netted together to result in either a net amount due to Seller or a net amount due to CCIA.

7.7	Any party with knowledge of any facts relating to any Post Closing Payment Event shall provide, or cause to be provided, to the other party written notice and supporting documentation (to the extent available to such party) in a monthly request. Seller or CCIA (or Raphael Bank as CCIA’s designee), as the case may be, shall, within five (5) Business Days after receipt of such monthly request, reimburse the other party, in immediately available funds, for the amount of said adjustment together with an additional amount equal to the product of (i) such reimbursed amount, multiplied by (ii) the base rate of the Seller from time to time, divided by (iii) 365, multiplied by the number of days during the period from and including the date on which such event occurs through and excluding the date of reimbursement. Notwithstanding the foregoing, the parties agree that this clause 7.7 shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof. In particular, if payment of the Daily Settlement Amount or a debit or credit for a returned cheque has taken into account the amount of any debit or credit which falls within clause 7.5, the determination of amounts payable under clause 7.5 shall be calculated on the basis that the Seller and CCIA should be in the same position as if inclusion of the relevant debit or credit in the Daily Settlement Amount or debit or credit for a returned cheque had not taken place.

7.8	None of the limitations set out in Schedule 14 shall apply to a Claim for payment of the Covered Account Reimbursement Amount.

7.9	Any payments made pursuant to this clause 7 shall be deemed to be a repayment of the Purchase Price.

8.	VAT

8.1	Save where expressly provided to the contrary, all amounts payable under this Agreement are exclusive of VAT chargeable on the supply or supplies for which such amounts (or any part of such amounts) are consideration for VAT purposes.

8.2	Where, under the terms of this Agreement, any person (the “Supplier”) makes or is deemed to make a supply to any other person (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply, the Recipient shall pay to the Supplier an amount equal to such VAT:

(a)	where the consideration for such supply consists wholly of money, at the same time as paying such consideration; or

(b)	where the consideration does not consist wholly of money, on or before the later of the date 14 days after the date on which such VAT is demanded in writing or when the supply is made, provided that the Recipient shall first have received a VAT invoice containing the details prescribed in Regulation 14 of the VAT Regulations in respect of the supply.

8.3	The parties intend and believe that the sale of the Infrastructure Assets to CompuCredit UK and the sale of the Credit Card Assets referred to in clause 2.2 to CCIA will be chargeable to VAT at the standard rate and the sale of the Credit Card Assets referred to in clause 2.1 to Raphael Bank as CCIA’s designee shall be exempt for VAT purposes.

8.4	Where, under this Agreement, any person (the “Payer”) is required to reimburse any other person (the “Payee”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Payer shall also reimburse the Payee for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents VAT, save to the extent that the Payee is entitled to recover such VAT by way of credit or repayment from HM Revenue and Customs.

8.5	Where the Payer has reimbursed the Payee for any amount under clause 8.4 and it transpires that the Payee is entitled to recover such VAT by way of credit or repayment, the Payee shall immediately repay such amount to the Payer.

9.	WARRANTIES

9.1	The Seller warrants to the Purchasers in the terms of the Warranties as at the date of this Agreement.

9.2	The Purchasers and the Guarantor warrant to the Seller in the terms of the Purchasers’ Warranties as at the date of this Agreement.

9.3	In relation to the Warranties it is expressly agreed that:

(a)	the Category 1 Warranties are given subject to no disclosures; and

(b)	the Category 2 Warranties and the Category 3 Warranties are given subject to the matters fairly disclosed in the Disclosure Letter and the Disclosure Documents.

For these purposes “fairly disclosed” means if, on a review of the Disclosure Letter and/or the Disclosure Documents (as appropriate), a reasonable purchaser would be or would reasonably be expected to be aware of the specific fact, matter or other information and be in a position to make a reasonably informed assessment of the fact, matter or other information.

9.4	In relation to the Category 1 Warranties, the Seller expressly agrees that the actual or constructive knowledge on the part of any member of the Purchaser’s Group or any agent or adviser of any such member shall not qualify such Warranty and no such knowledge shall prejudice any Claim or operate so as to reduce any amount recoverable in respect of a breach of such Warranty. In relation to the Category 2 Warranties and the Category 3 Warranties, the Seller expressly agrees that the actual or constructive knowledge on the part of any member of the Purchasers’ Group or any agent or adviser of any such member shall not qualify such Warranty save only for matters fairly disclosed in the Disclosure Letter and the Disclosure Documents and no such knowledge shall prejudice any Claim or operate so as to reduce any amount recoverable in respect of a breach of such Warranties. In each case, it is expressly agreed that any Warranty Claim shall be determined and the damages flowing from any breach of Warranty shall also be determined without regard to any actual or constructive knowledge save only as aforesaid.

9.5	Save as expressly provided in this Agreement, each of the Warranties set out in each paragraph of Schedule 2 and each of the Purchasers’ Warranties set out in each paragraph of Schedule 3 shall be separate and independent and shall not be limited by reference to any other Warranty or Purchasers’ Warranty or any other provision of this Agreement.

9.6	Liability under any Warranty or any other provision of this Agreement shall not be confined to breaches discovered before Final Completion nor in any way be modified or discharged by Credit Card Completion, Completion or Final Completion and neither Credit Card Completion nor Completion nor Final Completion shall in any way constitute a waiver of any party’s rights.

9.7	For the purposes of the Warranties, where a Warranty is qualified by reference to the Seller’s knowledge or awareness then the Seller’s knowledge or awareness shall be deemed to be the actual knowledge or awareness of those persons referred to in Schedule 4.

9.8	The sole remedy of the Purchasers for any breach of Warranty shall be an action for damages and the Purchasers shall not be entitled to recover damages in tort or for misrepresentation (other than fraud or fraudulent misrepresentation).

9.9	Limitations on the Seller’s Liability for a Warranty Claim are set out in Schedule 14.

9.10	Save in the event of any fraud, fraudulent misrepresentation or wilful default on the part of the relevant Transferring Employee, the Seller agrees with CompuCredit UK and each Transferring Employee to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by such employee in connection with the giving of the Warranties and the preparation of the Disclosure Letter. The provisions of this subparagraph:

(a)	may with the prior written consent of CompuCredit UK be enforced by any Transferring Employee against the Seller under the Contracts (Rights of Third Parties) Act 1999; and

(b)	may be varied or terminated by agreement between the Seller and CompuCredit UK (and CompuCredit UK may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this subparagraph) without the consent of any such Transferring Employee.

10.	LIMITATION ON CLAIMS

The provisions of Schedule 14 set out limitations on the Liability of the Seller and the Purchasers for Claims.

11.	ASSUMPTION OF ASSUMED LIABILITIES AND APPORTIONMENT OF BUSINESS RESPONSIBILITY

11.1	On the terms and subject to the conditions in this Agreement, the Seller directs and CCIA agrees that it shall procure that Raphael Bank as CCIA’s designee shall, upon Credit Card Completion, assume and thereafter pay, discharge and perform in accordance with their respective terms when due on the Seller’s behalf the following Liabilities and obligations of the Seller, but only to the extent they relate exclusively to the Credit Card Assets:

(a)

all duties and obligations under the Cardholder Agreements arising on or after the Cut-Off Time, including in respect of Raphael Bank as CCIA’s designee the obligation to provide credit on use of a Credit Card and to honour the terms and conditions of the Cardholder Agreements (but without prejudice to any possible or actual Warranty Claim), and including all Liabilities arising after the Cut-Off Time under the CCA, but for the avoidance of doubt excepting all Liabilities related to events occurring before the Cut-Off Time (including any claims made by a Cardholder in respect of the enforceability or lawfulness of any default charges made under any relevant Sale Account before the Cut-Off Time) for which the Seller shall be solely responsible and subject to clause 11.1(b) and 11.2;

(b)	any Liability of the Seller in relation to claims by Cardholders pursuant to section 75 of the CCA arising in connection with a purchase made before or after the Cut-Off Time, provided the Seller will indemnify and hold CCIA (and/or Raphael Bank as CCIA’s designee) harmless for any Losses in accordance with clause 11.2; and

(c)	any and all fines or charges imposed at any time on or after the Cut-Off Time by any Card Scheme Association in connection with the ownership of the Sale Accounts, provided the Seller will indemnify and hold CCIA (and/or Raphael Bank as CCIA’s designee) harmless for any Losses in accordance with clause 11.2;

(d)	any charge-back or credit with respect to the account activity of the Sale Accounts after the Cut-Off Time, provided that the Seller will indemnify and hold CCIA (and/or Raphael Bank as CCIA’s designee) harmless for any Losses in accordance with clause 11.2; and

(e)	Credit Card Credit Balances subsisting at the Cut-Off Time and future Credit Card Credit Balances in each case arising under the Sale Accounts,

The Purchasers shall upon Completion assume as at the Completion Date and shall thereafter pay, discharge and perform in accordance with their respective terms when due all duties and obligations in respect of which accruals have been made as part of the Infrastructure Assets Apportionment Statement or the Information Technology Infrastructure Assets Apportionment Statement but only to the extent they relate exclusively to the Business and the Infrastructure Assets in accordance with clauses 11.4 and 11.9.

The Liabilities and obligations expressly assumed by the Purchasers pursuant to this clause 11.1 shall collectively be known as the “Assumed Liabilities” and the Purchasers shall indemnify and hold the Seller harmless against any Losses relating to any Assumed Liabilities except any Losses to the extent that such Losses fall within the scope of the indemnity provided by the Seller in clause 11.2. For the avoidance of doubt, the Assumed Liabilities shall not include any Liabilities of the Seller or any member of the Seller’s Group for Taxation relating to the Business, for any Liabilities relating to any other business of the Seller or any member of the Seller’s Group or, save as expressly set out in this clause 11.1, Liabilities arising prior to the Cut-Off Time (including in relation to any claim made by a Cardholder in respect of the enforceability or lawfulness of any default charges made under any Sale Account before the Cut-Off Time).

11.2	The Liabilities and obligations of the Seller in respect of the Business and Assets which are not Assumed Liabilities or Post Closing Payment Events pursuant to clause 7.5 and any Liabilities relating to any other business of the Seller or any member of the Seller’s Group, any Liability for which the Seller is liable for under the Infrastructure Assets Apportionment Statement or the Information Technology Infrastructure Assets Apportionment Statement and, save as expressly set out in clause 11.1, for Liabilities arising prior to the Cut-Off Time shall collectively be known as “Retained Liabilities”. For the avoidance of doubt, the Seller shall remain liable for and shall pay, discharge and perform in accordance with their respective terms when due all Retained Liabilities and shall indemnify and hold the Purchasers (and Raphael Bank as CCIA’s designee) harmless against any Losses relating to any Retained Liabilities and in relation to the following Liabilities:

(a)	all Liabilities in relation to duties and obligations under the Cardholder Agreements which were due to be undertaken or discharged before the Cut-Off Time, including the obligation to provide credit on use of a Credit Card and to honour the terms and conditions of the Cardholder Agreements, and including all Liabilities arising before the Cut-Off Time under the CCA;

(b)	any Liability in relation to claims by Cardholders pursuant to section 75 of the CCA arising in connection with a purchase made before the Cut-Off Time;

(c)	any Liability in relation to charge-backs or credits (whether direct debit or otherwise) with respect to the account activity on the Sale Accounts before the Cut-Off Time;

(d)	any Liability in relation to any and all fines or charges imposed at any time in relation to acts or omissions before the Cut-Off Time by any Card Scheme Association in connection with the ownership of the Sale Accounts;

(e)	any liability in relation to any claim by a Cardholder in respect of the enforceability or lawfulness of any default charge made under any relevant Sale Account before the Cut-Off Time, provided that the Purchasers will deal with such claims under clause 11.12; and

(f)	any Liability which the Seller is responsible for pursuant to the Infrastructure Assets Apportionment Statement,

provided that to the extent that clause 7.5 applies to any Liability arising under clauses 11.2(b) or 11.2(c), such Liability shall be dealt with pursuant to that clause.

11.3	Subject to the terms of this Agreement, the Assumed Liabilities are assumed by the Purchasers (who may procure that Raphael Bank as CCIA’s designee assumes and/or discharges the Assumed Liabilities or any of them), in so far as legally permitted, subject to, and so that the Purchasers shall have and be entitled to the benefit of, the same rights, powers, remedies, claims, defences, obligations, conditions and incidents (including rights of set-off and counterclaim) as the Seller would have enjoyed had the Assumed Liabilities not been assumed by the Purchasers (or Raphael Bank if applicable).

11.4	All income, expenses and outgoings relating to the Infrastructure Assets (excluding the Information Technology Infrastructure Assets) which are recurring or periodic in nature shall be apportioned on a time basis between the Purchasers and the Seller, such that:

(a)	the Seller is entitled to the income and is responsible for the expenses and outgoings relating to the period ending immediately prior to the Completion Date (with respect to the Business and the Infrastructure Assets other than the Information Technology Infrastructure Assets); and

(b)	CompuCredit UK is entitled to the income and responsible for the expenses and outgoings relating to the period commencing on the Completion Date (with respect to the Business and the Infrastructure Assets other than the Information Technology Infrastructure Assets).

11.5	All sums to be paid by either party in accordance with clauses 11.4(a) and (b) shall be identified in a statement to be drawn up in accordance with clause 11.6 (the “Infrastructure Assets Apportionment Statement”).

11.6

The draft Infrastructure Assets Apportionment Statement shall be prepared by the Seller and shall identify the items to be apportioned as at the Completion in accordance with clause 11.4. The provisions of Part B of Schedule 1 shall apply mutatis mutandis to the draft Infrastructure Assets Apportionment Statement save that all references to the

Signing Statement shall be replaced by Infrastructure Assets Apportionment Statement and all references to Credit Card Completion shall be replaced by Completion in the case of the Infrastructure Assets Apportionment Statement.

11.7	All apportionments to be made under clause 11.6 shall be paid by the Seller to the Purchasers or by the Purchasers to the Seller (as applicable) within five Business Days after the Infrastructure Assets Apportionment Statement has been finally agreed or determined in accordance with Part B of Schedule 1 in cash by telegraphic transfer into the Purchasers’ Account or into the Seller’s Account (as applicable).

11.8	Any income relating to the Infrastructure Assets received by a party to which another party is entitled following Completion shall be held on trust by that party for the other until payment in accordance with clause 11.7 or, if received after a payment has been made in accordance with clause 11.7, such income shall be paid to the other party in cash by telegraphic transfer into the Purchasers’ Account or into the Seller’s Account (as applicable) within five Business Days of the relevant party’s receipt of the relevant income. Any payment received by the Seller after Credit Card Completion relating to the Receivables shall be held on trust by the Seller and paid into the Purchasers’ Account as soon as possible and, in any event, within five Business Days of receipt.

11.9	All income, expenses and outgoings relating to the Information Technology Infrastructure Assets which are recurring or periodic in nature shall be apportioned on a time basis between the Purchasers and the Seller, such that:

(a)	the Seller is entitled to the income and is responsible for the expenses and outgoings relating to the period ending immediately prior to the Final Completion Date (with respect to the Information Technology Infrastructure Assets); and

(b)	CompuCredit UK is entitled to the income and responsible for the expenses and outgoings relating to the period commencing on the Final Completion Date (with respect to the Information Technology Infrastructure Assets.

11.10	All sums to be paid by either party in accordance with clauses 11.9(a) and (b) shall be identified in a statement to be drawn up in accordance with clause 11.11 (the “Information Technology Infrastructure Assets Apportionment Statement”).

11.11	The draft Information Infrastructure Assets Apportionment Statement shall be prepared by the Seller and shall identify the items to be apportioned as at the Final Completion in accordance with clause 11.9. The provisions of Part B of Schedule 1 shall apply mutatis mutandis to the draft Information Technology Infrastructure Assets Apportionment Statement save that all references to the Signing Statement shall be replaced by Information Technology Infrastructure Assets Apportionment Statement and all references to Credit Card Completion shall be replaced by Final Completion in the case of the Information Technology Infrastructure Assets Apportionment Statement.

11.12	All apportionments to be made under clause 11.9 shall be paid by the Seller to the Purchasers or by the Purchasers to the Seller (as applicable) within five Business Days after the Information Technology Infrastructure Assets Apportionment Statement has been finally agreed or determined in accordance with Part B of Schedule 1 in cash by telegraphic transfer into the Purchasers’ Account or into the Seller’s Account (as applicable).

11.13	Any income relating to the Information Technology Infrastructure Assets received by a party to which another party is entitled following Final Completion shall be held on trust by that party for the other until payment in accordance with clause 11.12 or, if received after a payment has been made in accordance with clause 11.12, such income shall be paid to the other party in cash by telegraphic transfer into the Purchasers’ Account or into the Seller’s Account (as applicable) within five Business Days of the relevant party’s receipt of the relevant income.

11.14	All amounts paid to the Purchasers and due under any contract in respect of commissions relating to the renewal or continuation of cover of insurance products to the Cardholders where such renewal or continuation of cover relates to an insurance product sold to that Cardholder prior to Credit Card Completion, shall from Credit Card Completion be held by the Purchasers on trust and for the account of the Seller and transferred by the Purchasers to the Seller as soon as reasonably practicable and in any event within five Business Days.

11.15	All amounts paid to the Seller and due under any contract in respect of commissions relating to the renewal or continuation of cover of insurance products to the Cardholders where such renewal or continuation of cover relates to an insurance product sold to that Cardholder on or after Credit Card Completion, shall from Credit Card Completion be held by the Seller on trust and for the account of the Purchasers and transferred by the Seller to the Purchasers as soon as reasonably practicable and in any event within five Business Days.

11.16	The Purchaser and the Seller shall use their reasonable endeavours to agree within three months of Credit Card Completion a commercially reasonable method to identify payments due to the Purchasers or the Seller pursuant to clauses 11.14 or 11.15 and if the Purchasers and the Seller are unable to agree such a method within such time period, clauses 11.14 and 11.15 shall be deemed to not have created any obligation on either of the Purchasers or the Seller.

11.17	The provisions of Schedule 12 shall apply to any claims by a Cardholder in respect of the enforceability or lawfulness of any default charge made under any Sale Account before the Cut-Off Time.

12.	EMPLOYEES

12.1	The Seller and CompuCredit UK acknowledge and agree that the TUPE Regulations apply to the transaction contemplated by this Agreement and the Transitional Services Agreement and that the contract of employment of each Transferring Employee will have effect from the Services Assumption Date as if originally made between CompuCredit UK and the Transferring Employee (except in relation to pension benefits which are to be provided in accordance with the terms of Schedule 7) and that the collective agreements listed in Supplementary Section I Doc. I.40 of the Disclosure Documents shall have effect between CompuCredit UK and the relevant trade union. CompuCredit UK further acknowledges its intention to continue to recognise Amicus as provided in the procedural agreement set out in File 23 Document I.015 in the Disclosure Documents.

12.2	In connection with the transfer under clause 12.1, the parties agree that the Seller will perform and discharge all its obligations in respect of the Transferring Employees and their representatives relating to the period before the Services Assumption Date. The Seller will indemnify CompuCredit UK against all Losses arising from the Seller’s failure to perform and discharge any such obligations and against any Losses in respect of the Transferring Employees arising from or as a result of:

(a)	any act of or omission by the Seller or the Seller’s Group occurring before the Services Assumption Date save simply for the accrual of service before that date; and

(b)	any failure by the Seller or the Seller’s Group to comply with any requirement of Regulation 13 of the TUPE Regulations except to the extent that such complaint is caused by or related to a failure by CompuCredit UK to comply with Regulation 13(4) of the TUPE Regulations.

12.3	CompuCredit UK will perform and discharge all obligations in respect of the Transferring Employees for its own account on and after the Services Assumption Date. The Purchasers will indemnify the Seller and each Seller’s Group Company from and against all Losses arising from CompuCredit UK’s failure to perform and discharge any such obligation and against all Losses arising out of or as a result of:

(a)	any act or omission by CompuCredit UK or a Purchasers’ Group Company relating to a Transferring Employee occurring on or after the Services Assumption Date;

(b)	any act of discrimination by CompuCredit UK or a Purchaser Group Company relating to a Relevant Employee prior to the Services Assumption Date or any act by CompuCredit UK or a Purchasers Group Company which causes a Relevant Employee to resign and claim constructive dismissal, as a direct consequence of that act (the “Act”), where both the Act and the resignation occur prior to the Services Assumption Date;

(c)	subject to clause 12.15, all emoluments and outgoings in relation to the Transferring Employees (including without limitation all salaries or wages, bonuses, PAYE, national insurance contributions, pension contributions and otherwise) arising on or after the Services Assumption Date in relation to the period after the relevant Services Assumption Date;

(d)	any claim arising out of the provision of, or proposal by, CompuCredit UK or a Purchasers’ Group Company to offer or effect any change to any benefit, term or condition or working condition of any Transferring Employee arising on or after the Services Assumption Date;

(e)	any failure by CompuCredit UK to comply with Regulation 13(4) of the TUPE Regulations in respect of the transfer of the Transferring Employees on or after the Services Assumption Date;

(f)	any statement communicated or action done in respect of any Relevant Employee by CompuCredit UK or any Purchasers’ Group Company up to and including the Services Assumption Date, which has not been discussed in advance with the Seller in accordance with the principles set out in clauses 6.1 to 6.3 of the Transitional Services Agreement;

(g)	any claim by an employee who would have been an Transferring Employee but for the termination of his employment before the Services Assumption Date by reason of his resignation in connection with any actual or proposed measure (including a proposed change or changes in that employee’s working conditions) which CompuCredit UK or a Purchasers’ Group Company has expressed an intention to take in respect of that employee or any group of employees which includes that employee

12.4

(a)

Subject to clause 12.15 and the provisions of the Transitional Services Agreement, as at the Services Assumption Date, all emoluments and outgoings under or in connection with the Transferring Employees (including without limitation salaries or wages, bonuses, PAYE, employer’s national insurance contributions and pension contributions in respect of any pensionable service or otherwise) (the “Transferring Employees’ Costs”) shall be apportioned pro rata in respect of the period prior to the Services Assumption Date and after the

Services Assumption Date between the Seller and CompuCredit UK (whether or not payable prior to or after the Services Assumption Date) provided that the amount of Transferring Employees’ Costs comprising bonuses which are apportioned to the Seller shall not exceed the Bonus Cap.

(b)	Clause 12.4(a) shall be without prejudice to CompuCredit UK’s liability to pay any Transferring Employees’ Costs properly due to the Seller as “Charges” within the meaning of the Transitional Services Agreement provided that the Purchasers shall not be liable to the Seller more than once in respect of the same Transferring Employees’ Costs.

(c)	All sums to be paid by either party in accordance with clause 12.4(a) shall be identified in one or more statements to be drawn up in accordance with clause 12.4(d) (the “Transferring Employees’ Costs Statement”).

(d)	The draft Transferring Employees’ Costs Statement shall be prepared by the Purchasers and shall identify the items to be apportioned in accordance with clause 12.4(a). Bonuses may be included in the draft Transferring Employees’ Costs Statement only to the extent paid. The provisions of paragraphs 3 and 4 of Part B of Schedule 1 shall apply mutatis mutandis to the draft Transferring Employees’ Costs Statement save that all references to the Signing Statement shall be replaced by references to the Transferring Employees’ Costs Statement, all references to the Seller shall be replaced by references to the Purchasers, all references to the Purchasers shall be replaced by references to the Seller and all references to Credit Card Completion shall be replaced by references to the relevant Services Assumption Date (in relation to all Transferring Employees’ Costs other than bonuses) and the relevant date on which the bonus is paid (in relation to bonuses).

(e)	All apportionments to be made under clause 12.4(a) shall be paid by the Seller to the Purchasers or by the Purchasers to the Seller (as applicable) within five Business Days after the Transferring Employees’ Costs Statement has been finally agreed or determined in accordance with Part B of Schedule 1 in cash by telegraphic transfer into the Purchasers’ Account or into the Seller’s Account (as applicable).

(f)	The Purchasers will acknowledge the accrued holiday entitlement of the Transferring Employees. The Seller and the Purchasers will agree a schedule of accrued holiday entitlement prior to each Services Assumption Date (the “Accrued Holiday Entitlement”). The Seller will then reimburse the Purchasers the Accrued Holiday Entitlement amount by way of a deduction from that month’s Charge as defined in Schedule 5 of the Transitional Services Agreement.

12.5	If any person other than a Transferring Employee claims that as a result of this Agreement or the Transitional Services Agreement his contract of employment has transferred to CompuCredit UK (or to a Purchasers’ Group Company) pursuant to the TUPE Regulations the following process shall apply:

(a)	CompuCredit UK shall notify the Seller in writing within seven days of becoming aware of that fact (“Notification”);

(b)	to the extent that such person claims to be employed by CompuCredit UK or a Purchasers’ Group Company, CompuCredit UK or a Purchasers’ Group Company may at its discretion accept such person’s claim;

(c)	within 21 days of Notification, provided CompuCredit UK has not accepted such person’s claim the Seller may or may procure that a member of the Seller’s Group will offer employment to such person or may take at its own cost such other steps as it feels necessary to effect a written withdrawal of the claim. If such offer of employment is accepted, CompuCredit UK shall (or if applicable shall procure that CompuCredit UK’s Group Company) immediately release the person from its employment.

12.6	If a Transferring Employee claims that as a result of this Agreement his contract of employment has not transferred to CompuCredit UK (or to a Purchasers’ Group Company) pursuant to the TUPE Regulations the following process shall apply;

(a)	the Seller shall notify CompuCredit UK in writing within seven days of becoming aware of that fact (“Notification”);

(b)	to the extent that such person claims to be employed by the Seller or a Seller’s Group Company, the Seller or a Seller’s Group Company may at its discretion accept such person’s claim;

within 21 days of Notification, provided the Seller has not accepted such person’s claim CompuCredit UK may or may procure that a Purchasers’ Group Company will offer employment to such person or may take at its own cost such other steps as it feels necessary to effect a written withdrawal of the claim. If such offer of employment is accepted, the Seller shall (or if applicable shall procure that the Seller’s Group Company shall) immediately release the person from its employment.

12.7	If no such offer of employment pursuant to clause 12.5 has been made or procured to be made by the Seller or such offer has been made but not accepted or if such person has failed to withdraw the claim, then CompuCredit UK or CompuCredit UK’s Group Company may terminate the employment of such person within seven days of the expiry of that 28 day period from Notification.

12.8	If no such offer of employment pursuant to clause 12.6 has been made or procured to be made by CompuCredit UK or such offer has been made but not accepted or if such Transferring Employee has failed to withdraw the claim, then the Seller or the Seller’s Group Company may terminate the employment of such person within seven days of the expiry of that 28 day period from Notification.

12.9	Subject to the provisions of clause 12.5 and 12.7 being followed (or the parties acting in any other way as may be agreed between them), the Seller will indemnify CompuCredit UK against the salary and costs of the contractual benefits of that person’s employment from the relevant Services Assumption Date and the termination of that employment by CompuCredit UK’s Group and all other Losses arising out of any such claim and/or termination.

The indemnity provided in this clause 12.9 shall be limited in the following ways:

(a)	it will cease to apply in relation to any Notification which occurs six months after the Services Assumption Date;

(b)	if any liability under this clause 12.9 arises from and/or is increased due to any act or omission by CompuCredit UK and/or any CompuCredit UK Personnel and/or any Purchasers’ Group Company and which is not a claim for unfair dismissal, the indemnity shall not apply to such proportion of that liability as is attributable to the act or omission of CompuCredit UK and/or any CompuCredit UK Personnel and/or any Purchasers’ Group Company.

12.10

Subject to the provisions of clause 12.6 being followed (or the parties acting in any other way as may be agreed between them), the Purchasers will indemnify the Seller against the salary and costs of the contractual benefits of the Transferring Employee’s employment from the relevant Services Assumption Date and the termination of that employment by the Seller and all other Losses arising out of such claim and/or termination;

12.11	The indemnity provided in clause 12.10 shall be limited in the following ways:

(a)	it will cease to apply in relation to any Notification which occurs six months after the Services Assumption Date;

(b)	if any liability under clause 12.10 arises from and/or is increased due to any act or omission by the Seller and/or any Seller Personnel and/or any Seller’s Group Company and which is not a claim for unfair dismissal, the indemnity shall not apply to such proportion of that liability as is attributable to the act or omission of the Seller and/or any Seller Personnel and/or any Seller’s Group Company.

12.12	Prior to the Services Assumption Date the Seller shall, upon reasonable request by CompuCredit UK and subject to compliance with the Data Protection Legislation, provide CompuCredit UK with access (on reasonable notice and during normal working hours) to such relevant employment records as they may reasonably require and will allow CompuCredit UK to have copies of any such documents. It is acknowledged that the Seller will be reviewing such records prior to providing access.

12.13	It is acknowledged that in view of clause 5.5(c) and 5.6 CompuCredit UK does not require the provision of the employee liability information pursuant to Regulation 11 of the TUPE Regulations and the Purchasers will indemnify and keep indemnified the Seller against all Losses arising out of or in connection with CompuCredit UK bringing a claim under Regulation 12 of the TUPE Regulations.

12.14	On the Measures Letter, the Purchasers and the Seller agree as follows:

(a)	other than minor amendments not affecting the substantive proposals set out in the Measures Letter, the Purchasers will not deviate from their proposals as set out in the Measures Letter save with the agreement of the Seller;

(b)	paragraph 1 of Schedule 16 shall apply;

(c)	the Measures Letter relates to proposals for Transferring Employees only and, for the avoidance of doubt, will not relate to any employees which CompuCredit UK hires following the Services Assumption Date including any Key Personnel or Pool 3 Employees; and

(d)	CompuCredit UK intends to comply with its obligations to the Transferring Employees under the TUPE Regulations.

12.15	The Seller agrees to indemnify CompuCredit UK and keep CompuCredit UK fully indemnified against any and all Liabilities, including any PAYE and National Insurance contributions, relating to and arising out of the participation of the Share Plan Employees in the Share Plans. For the avoidance of doubt, the Seller will account to HM Revenue & Customs for any Secondary Class 1 National Insurance Contributions due in respect of the participation of the Share Plan Employees in the Share Plans.

13.	POST COMPLETION COVENANTS

13.1

Except as otherwise specifically provided in this Agreement, on and after Credit Card Completion, the Completion Date and the Final Completion Date (as applicable), the Purchasers shall (and shall procure that Raphael Bank as CCIA’s designee pursuant to clause 11.1 shall), at the Purchasers’ expense, perform such acts (including procuring the necessary assistance of third parties) and execute such documents as may be reasonably required after Credit Card Completion, Completion or the Final Completion (as the case may be) by the Seller to relieve and discharge the Seller from any Assumed Liabilities.

13.2	Except as otherwise specifically provided in this Agreement, on and after Credit Card Completion, the Completion Date and the Final Completion Date (as applicable), the Seller shall, at the Seller’s expense, perform such acts (including procuring the necessary assistance of third parties) and execute such documents as may be reasonably required after Credit Card Completion, Completion or the Final Completion Date (as the case may be) by the Purchasers to relieve and discharge the Purchasers from any Retained Liabilities.

13.3	The Seller and the Purchasers shall co-operate, to the extent reasonably requested by the other, in the handling and disposition of any action, suit, arbitration, proceeding, investigation or regulatory inquiry relating to any of the Assets and whether or not pending or threatened prior to Credit Card Completion (with respect to the Credit Card Assets), Completion (with respect to the Infrastructure Assets other than the Information Technology Infrastructure Assets) and Final Completion (with respect to the Information Technology Infrastructure Assets) which arise out of or which are related to any event or occurrence with respect to the Credit Card Assets prior to Credit Card Completion, the Infrastructure Assets (other than the Information Technology Infrastructure Assets) prior to Completion and the Information Technology Infrastructure Assets prior to Final Completion.

13.4	If the Seller becomes aware after Credit Card Completion or Completion (as applicable) of any claim made or likely to be made against the Seller which constitutes or is likely to constitute an Assumed Liability, the Seller shall as soon as reasonably practicable give written notice of that claim to the Purchasers and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

13.5	Upon becoming aware of any action, suit or proceeding brought by any person who is not a party to this Agreement which may give rise to a claim or potential claim under which a party to this Agreement may be entitled to the benefit of an indemnity under clause 11 and/or clause 12 of this Agreement, the person having the benefit of that indemnity (the “Indemnified Party”) shall notify the party liable under that indemnity (the “Indemnifying Party”) by written notice of that claim, which notice shall include details of the nature and amount, or potential amount, of that claim.

13.6	Subject to paragraphs (a) to (c) below and clause 13.7, an Indemnifying Party may, at its sole cost and expense, control the defence of any such action, suit or proceeding. The Indemnified Party shall at all times have the right to participate fully in the defence of any relevant action, suit or proceeding at its own expense and the counsel chosen to conduct such defence shall be such counsel as is reasonably acceptable to the Indemnified Party, provided that:

(a)	subject to sub-clause (b) and (c) if, in the Indemnified Party’s reasonable opinion, the conduct of the relevant action, suit or proceeding (or any incidental negotiations) has materially prejudiced, or is likely to materially prejudice, the value of the Receivables or the Goodwill (in the case of CCIA) or the business of any Seller’s Group Company (in the case of the Seller) or the business of any Purchasers’ Group Company (in the case of CCIA), then the relevant Indemnified Party shall control the defence of any such action, suit or proceeding (at its sole cost);

(b)	subject to sub-clause (c), if the conduct of the relevant action, suit or proceeding (or any incidental negotiations) has materially prejudiced, or is likely to materially prejudice, both (i) the value of the Receivables or the Goodwill of the Business or the goodwill of any business of any member of the Purchaser’s Group and (ii) the goodwill of the business of any member of the Seller’s Group, then CCIA shall control the defence of any such action, suit or proceeding (at is sole cost);

(c)	no settlement of any action, suit or proceeding may be made by any Indemnifying Party which prejudices or is likely to prejudice, the goodwill of the Indemnified Party without its prior consent (not to be unreasonably withheld, delayed or conditioned).

13.7	If an Indemnifying Party does not assume the defence of any action, suit or proceeding in accordance with its right under clause 13.6 within 40 Business Days after delivery of a notice served on it in accordance with clause 13.5 and proceed to defend such action, suit or proceeding thereafter, the Indemnified Party may assume the defence of such action, suit or proceeding at the cost and expense of the Indemnifying Party.

13.8	An Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each of the Indemnified Party and the Indemnifying Party will render to the other such assistance as it may reasonably require of the other to ensure prompt and adequate defence of any suit, claim or proceeding.

13.9	Each of the Indemnified Party and the Indemnifying Party shall render to the other such assistance as may be reasonably required in order to ensure the proper and adequate defence of any such action, suit or proceeding. Neither the Seller nor the Purchasers shall admit any Liability or make a settlement of any claim for which indemnity is or will be sought without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

13.10	For the avoidance of doubt, the Seller (to the extent that such Records, Copy Records and any other information are in the possession or control of or held on behalf of any member of the Seller’s Group) and the Purchasers shall preserve and keep all Records, Copy Records and all other information relating to the accounting, business, financial and Tax affairs of the Business in existence on the Final Completion Date or that come into existence after the Final Completion Date but which relate to the Business prior to the Final Completion Date for such period, not less than six years:

(a)	as may be required by a Governmental Authority or Applicable Laws;

(b)	as may be reasonably necessary with respect to the prosecution or defence of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened and which it is aware; or

(c)	that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver of it) with respect to matters pertaining to Taxation.

13.11

Subject to clause 23.11, the Seller and the Purchasers (or their representatives) shall provide access to the other, and shall permit the other, at the other’s expense, to take copies of, the Records, the Copy Records and all other information relating to the accounting, business, financial and Tax affairs of the Business that the Seller or the Purchasers is obliged to preserve and keep pursuant to clause 13.10 on being given reasonable notice requesting such access or copies. In addition, but subject to clause 23.11, the Seller and the Purchasers shall procure access by the other to any employees of the Seller’s Group and any employees of the Purchasers’ Group, respectively, on being given reasonable notice requesting such access, as may be reasonably necessary for the purposes of any audit, suit, action, litigation or administrative arbitration or other third party proceeding or investigation by any Governmental Authority or in connection with the Seller’s or the Purchasers’ right of access to the Records and other information set out in this clause.

13.12	Each party shall promptly following receipt thereof give to the other a copy of all payments, notices, correspondence, information or enquiries in relation to the Credit Assets which it receives after Credit Card Completion and in relation to the Business or the Infrastructure Assets which it receives after Completion and which belongs to the other.

13.13	The Seller agrees with the Purchasers that the Seller shall not and shall procure that no Seller’s Group Company shall save as permitted under the Transitional Services Agreement and this Agreement in any capacity:

(a)	after Credit Card Completion sell (or purport to sell) the Signing Date Account List in whole or in part to any third party;

(b)	for a period of 3 years after Credit Card Completion: (i) provide the Signing Date Account List in whole or in part to any third party; or (ii) use the Signing Date Account List in whole or in part for the purpose of soliciting any Cardholder for any product, including any credit card, whether indirectly or indirectly; or (iii) use any of the information relating exclusively to Cardholders derived from the Customer Data and Files or the Signing Date Account List to conduct marketing activities directed solely or primarily at the Cardholders for any product including any credit card provided that this clause 13.13 shall not restrict the Seller or any Seller’s Group Company from conducting any marketing activities using any information other than derived from the Signing Date Account List or the Customer Data and Files (including information acquired from a third party or information derived from a Cardholder by reason of that Cardholder also being or becoming a customer in a capacity other than a Cardholder of any Seller’s Group Company); or

(c)	save as permitted in the Licence Back, at any time after Credit Card Completion use or permit (or purport to permit) any third party to use the name “Monument” or any other name intended or likely to be confused with such a name; or

(d)	for a period of 18 months after Completion induce or attempt to induce any person who is a Transferring Employee or Key Personnel to leave the employment of CompuCredit UK (or any member of the Purchasers’ Group who may employ any such Transferring Employee or Key Personnel from time to time) provided that this clause does not prevent the Seller or any Seller’s Group Company from recruiting any Transferring Employee or Key Personnel by means of a general advertising campaign.

13.14	Notwithstanding the provisions of clause 13.13, the Seller undertakes that as from Credit Card Completion it shall not use and shall procure that no member of the Seller’s Group shall use any Personal Data contained in or derived from the Signing Date Account List or Customer Data and Files in contravention of Data Protection Legislation without any limitation in time.

13.15	If the Seller enters into an Authorised Guarantee Agreement in connection with the assignment of the Property Lease, the Purchasers will indemnify the Seller from and against any and all Losses which the Seller incurs (directly or indirectly) in relation to the Authorised Guarantee Agreement.

13.16	The provisions of Schedule 15 shall apply in relation to Unenforceability Allegations.

14.	CONFIDENTIALITY

14.1	Each party shall, and shall procure that each Seller’s Group Company or, as the case may be, Purchasers’ Group Company shall, treat as confidential all information obtained as a result of entering into, performing or enforcing its rights under this Agreement which relates to:

(a)	the provisions of this Agreement;

(b)	the negotiations relating to this Agreement; or

(c)	the other parties.

This clause shall not apply in the circumstances described in clause 14.3.

14.2	Each party shall, and shall procure that each Seller’s Group Company or, as the case may be, Purchasers’ Group Company shall:

(a)	not disclose any such confidential information to any person other than any of its directors or employees who needs to know such information in order to discharge his duties;

(b)	not use any such confidential information other than for the purpose of performing its obligations or exercising its rights under this Agreement; and

(c)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions equivalent to those contained in this Agreement.

14.3	Each party (including any Seller’s Group Company or Purchasers’ Group Company) may disclose information which would otherwise be confidential:

(a)	if and to the extent required by law or for the purpose of any judicial proceedings;

(b)	if and to the extent required by existing contractual obligations in existence at the date of this Agreement;

(c)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (without limitation) the FSA or SEC, whether or not the requirement for information has the force of law;

(d)	if and to the extent required to vest the full benefit of this Agreement in that party;

(e)	to its professional advisers, auditors and bankers;

(f)	if and to the extent the information has come into the public domain through no fault of that party;

(g)	to members of the Seller’s Group or, as the case may be, the Purchasers’ Group;

(h)	if and to the extent the other parties have given prior written consent to the disclosure; or

(i)	the matters dealt with in paragraph 2 of Schedule 16.

14.4	Notwithstanding clauses 14.1 to 14.3, any Purchasers’ Group Company (and/or Raphael Bank) may disclose information:

(a)	to Bank of America and CompuCredit Corporation (or any other lender, sponsor, promoter or underwriter) in respect of any securitisation or any other financing of any of the Credit Card Assets; provided that such information is disclosed to such person on the basis that such person complies with restrictions equivalent to those contained in this Agreement.

(b)	to Raphael Bank (as CCIA’s designee) in respect of the transfer and ongoing operation of the Sale Accounts; provided that such information is disclosed to Raphael Bank (as CCIA’s designee) on the basis that Raphael Bank (as CCIA’s designee) complies with restrictions equivalent to those contained in this Agreement;

(c)	to the Card Scheme Association in respect of the transfer and ongoing operation of the Sale Accounts;

(d)	to any relevant rating agency in respect of any securitisation of the Credit Card Assets; and

(e)	in the form of a short summary of this Agreement to the extent and only to the extent required to be disclosed in any offering circular or marketing materials relating to the securitisation of any of the Credit Card Assets by Applicable Laws or in order to comply with market standard behaviour in relation to proper disclosure.

14.5	The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time.

15.	ANNOUNCEMENTS

15.1	Subject to clauses 6.1 and 15.2, no announcement concerning the transactions contemplated by this Agreement shall be made by any party without the prior written consent of the other parties.

15.2	Each party may, after consultation (to the extent permissible) with the other parties, make an announcement concerning the transaction contemplated by this Agreement if required by:

(a)	Applicable Laws; or

(b)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the FSA and the SEC, whether or not the requirement has the force of law.

15.3	The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time.

16.	FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

16.1

If and to the extent that title to any of the Assets is not effectively vested in CCIA, Raphael Bank as CCIA’s designee or CompuCredit UK (as applicable) at Credit Card Completion, Completion or Final Completion (as applicable) in accordance with the terms of this Agreement, then the Seller shall hold them in trust for CCIA (or Raphael Bank as CCIA’s designee) until title is effectively so vested in CCIA, Raphael Bank as CCIA’s designee or CompuCredit UK (as applicable). The Seller shall, at its sole expense, perform, or use its reasonable endeavours to procure the performance of, such acts and execute and/or procure the execution of such documents as may be reasonably required by CCIA or CompuCredit UK (including, if necessary, assisting CCIA or Raphael Bank as CCIA’s designee to enforce the obligations of the Cardholder Agreements against Cardholders

(provided that CCIA shall bear the full cost of any such enforcement action without prejudice to any relevant Warranty Claim)) on or after Credit Card Completion, Completion or Final Completion by the Purchasers (or Raphael Bank as CCIA’s designee) for vesting in the Purchasers (or Raphael Bank as CCIA’s designee) the legal and beneficial ownership of the Assets and the Business and to obtain the full benefit of the same and to assure to the Purchasers (or Raphael Bank as CCIA’s designee) the rights agreed to be granted to them under, and give full effect to, this Agreement, provided that if CCIA (or Raphael Bank as its designee) wishes to arrange for the re-signature of Cardholder Agreements following Credit Card Completion, that shall be at CCIA’s sole expense.

16.2	For the avoidance of doubt, the parties hereby acknowledge, agree and confirm for all purposes that the benefit of the Cardholder Agreements shall be assigned to Raphael Bank as CCIA’s designee subject always to clause 2.5 and to the Purchaser’s obligations under clause 11 in respect of the burden of the Cardholder Agreements and no party intends to, or shall be obliged to, novate the Cardholder Agreements on Credit Card Completion.

16.3	The Seller shall make available to the Purchasers all information in its possession or under its control which the Purchasers may from time to time reasonably require (before or within five years following Completion) which relates to the Business or the Assets and shall permit the Purchasers and their representatives to have access to and take copies of all documents or other materials containing only such information on reasonable written notice from the Purchasers during normal business hours.

16.4	The Seller and the Purchasers shall co-operate in good faith to minimise any costs and expenses payable under this clause by either party.

16.5	Without prejudice to the preceding provisions of this clause 16 each party shall use its reasonable endeavours to take, or cause to be taken, all such actions and do, or cause to be done, all things proper, necessary or advisable to give effect to the transactions contemplated by this Agreement and the documents referred to herein including, in the Seller’s case, enforcing any rights that it has against a Predecessor.

16.6	Except as otherwise provided in this Agreement or in the Transitional Services Agreement, the Seller shall take no action after Credit Card Completion that would be inconsistent with the effective transfer by the Seller to CCIA (or Raphael Bank as CCIA’s designee) of the Seller’s entire right, title and interest in and to the Credit Card Assets, shall take no action after Completion which would be inconsistent with the effective transfer by the Seller to CompuCredit UK of the Seller’s entire right, title and interest in and to the Infrastructure Assets (other than the Information Technology Infrastructure Assets) and shall take no action after Final Completion which would be inconsistent with the effective transfer by the Seller to CompuCredit UK of the Seller’s entire right, title and interest in and to the Information Technology Infrastructure Assets.

17.	PROPERTY AND CAPITAL ALLOWANCES

17.1	The provisions of Schedule 6 shall apply in relation to the Property.

17.2	£1 of the Purchase Price is apportioned to the fixtures to the Property (the “Fixtures”). The provisions of clauses 17.2 and 17.3 are to apply to the Fixtures for the purposes of capital allowances on machinery and plant under Part 2 Chapter 14 Capital Allowances Act 2001 as the same may be amended, re-enacted or consolidated from time to time.

17.3

The Seller and the Purchasers will jointly make a valid election at Completion using the form of election in Schedule 9 in accordance with section 198 Capital Allowances Act 2001 to treat the £1 of the Purchase Price as attributed to the Fixtures as the price given and received from the Fixtures by the Purchasers and the Seller respectively and each will notify the appropriate officer of HMRC and its Inspector of Taxes (if different) of the election accordingly.

18.	PENSIONS

The provisions of Schedule 7 shall apply in relation to pension arrangements.

19.	ASSIGNED CONTRACTS

19.1	Subject to clause 19.4(c), from Final Completion:

(a)	CompuCredit UK shall be entitled to the benefit (subject to the burden) of the Assigned Contracts;

(b)	CompuCredit UK shall perform all the Seller’s obligations to be performed from Completion under each Assigned Contract; and

(c)	the Purchasers shall indemnify, and keep indemnified, the Seller on demand against all Losses which the Seller incurs as a result of a claim from a counter-party to an Assigned Contract due to CompuCredit UK’s act or omission in connection with CompuCredit UK’s performance of the Seller’s obligations under each Assigned Contract after Final Completion (including each Loss incurred as a result of defending or settling a claim alleging such a Liability).

19.2	Nothing in this Agreement shall:

(a)	require CompuCredit UK to perform any obligation falling due for performance or which should have been performed before Final Completion; or

(b)	make CompuCredit UK liable for any act, neglect, default or omission in respect of any of the Assigned Contracts prior to Final Completion or for any Losses arising from any failure to obtain the consent or agreement of any third party to the entry into of this Agreement or from any breach of any of the Assigned Contracts caused by this Agreement or its completion.

19.3	The Seller shall indemnify, and keep indemnified, CompuCredit UK on demand against all Losses which CompuCredit UK incurs as a result of the Seller’s act or omission in connection with the Seller’s performance of its obligations under each Assigned Contract before Final Completion (including each Loss incurred as a result of defending or settling a claim alleging such Liability).

19.4	If the benefit or burden of any Assigned Contract cannot effectively be assigned to CompuCredit UK except by an agreement or novation with or consent to the assignment from the person, firm or company concerned then:

(a)	this Agreement shall not constitute an assignment or an attempted assignment of the Assigned Contract if an assignment or attempted assignment would constitute a breach of the Assigned Contract;

(b)	prior to Final Completion the Purchasers and the Seller shall use reasonable endeavours to procure such assignment or novation of the Assigned Contract on, or as soon as practicable after, Completion; and

(c)

following Final Completion until the earliest of the date on which the Assigned Contract is assigned or novated or the Assigned Contract is terminated, the Seller shall hold it in trust for CompuCredit UK absolutely and CompuCredit UK shall perform, to the extent that it is lawfully able to do so, the Seller’s obligations under the Assigned Contract as agent or sub-contractor or otherwise and the Purchasers shall indemnify the Seller in respect of any failure on the part of CompuCredit UK to perform or properly perform those obligations. To the extent that CompuCredit UK is not lawfully able to do so, the Seller shall continue to perform the Seller’s obligations under the Assigned Contract in which case the Purchasers shall reimburse the Seller’s costs in doing so (insofar as such obligations relate to the Assigned Contract) and to provide for CompuCredit UK the benefit of the Assigned Contract (including enforcement of a right of the Seller against another party to the Assigned Contract arising out of its termination by the other party or otherwise) and the Purchasers shall indemnify and hold harmless the Seller for all Losses arising from the proper performance of the Seller’s obligations hereunder.

19.5	If the arrangements in clause 19.4(b) and 19.4(c) cannot be made in respect of the Assigned Contract prior to 30 June 2008 the Seller shall use reasonable endeavours to ensure that the Assigned Contract is terminated without Liability to the Seller or CompuCredit UK, and if it is so terminated, then neither the Seller nor CompuCredit UK has any further obligation to the other relating to the Assigned Contract.

20.	SUCCESSORS AND ASSIGNMENT

20.1	Save as provided in clause 20.2, no party to this Agreement may assign any of its rights under this Agreement to any person, without the prior written consent of the other parties.

20.2	The Purchasers (or either of them) may assign the benefit of this Agreement to any other Purchasers’ Group Company for the time being and if it does so:

(a)	the assignee may enforce the obligations on the part of the Purchasers (or the relevant one of them) under this Agreement (including the Warranties) as if it had been named in this Agreement as a Purchaser (provided that written notice of the assignment has been provided to the Seller);

(b)	if the assignee ceases to be a member of the Purchasers’ Group for the time being, CCIA shall procure that the benefit of this Agreement is re-assigned to the relevant Purchaser or assigned to another member of the Purchasers’ Group for the time being; and

(c)	the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Purchasers (or the relevant one of them) would have been entitled.

20.3	The Seller may assign the benefit of this Agreement to any other member of the Seller’s Group for the time being and if it does so:

(a)	the assignee may enforce the obligations on the part of the Seller under this Agreement (including the Purchasers’ Warranties) as if it had been named in this Agreement as the Seller (provided that written notice of the assignment has been provided to the Purchasers);

(b)	if the assignee ceases to be a member of the Seller’s Group for the time being, the Seller shall procure that the benefit of this Agreement is re-assigned to the Seller or assigned to another member of the Seller’s Group for the time being;

(c)	the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Seller would have been entitled; and

(d)	as between the Seller and the Purchasers, the Purchasers may nevertheless enforce this Agreement against the Seller as if that assignment had not occurred.

21.	NOTICES

21.1	Any notice given under this Agreement must be given in writing and sent or delivered by hand, post, or facsimile to the other parties at the address provided that any:

(a)	notice delivered by hand shall be deemed to have been given when deposited at the appropriate address;

(b)	notice sent by post shall be deemed to have been given 48 hours after a first class registered letter is posted to the appropriate address;

(c)	notice sent by facsimile shall be deemed to have been given on transmission to the correct number; and

(d)	notice sent by e-mail shall be deemed to have been given when sent,

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside normal working hours (being, unless otherwise agreed, 9.00 a.m. to 5.30 p.m. on a Business Day), such notice or other communication shall be deemed to be given or made at the start of the next period of working hours on the next Business Day.

21.2	The relevant addressee, address, facsimile number and e-mail address of each party for the purposes of this Agreement are:

The Seller

For the attention of Amer Sajed, Managing Director, UK Cards

Address:	UK Cards, Barclaycard, Barclaycard House 1234 Pavilion Drive Northampton NN4 7SG
Telephone no:	+44 1604 234 234
Facsimile no:	+44 1604 256 822

cc: Mark Edwards, General Counsel, Barclaycard

Address:	Barclaycard, Barclaycard House 1234 Pavilion Drive Northampton NN4 7SG
Telephone no:	+44 1604 234 234
Facsimile no:	+44 1604 256 822

cc: The Company Secretary

Address:	Barclays Bank PLC 1 Churchill Place London E14 5HP
Telephone no:	+44 207 116 1000
Facsimile no:	+44 207 116 7665

CompuCredit UK

For the attention of The Directors

Address:	CompuCredit UK Limited c/o Fleetside Legal Representative Services Limited One Bishops Square London E1 6A0

Telephone no:	+1 (702) 598-3738
Facsimile no:	+ 1 (702) 598-3651

cc:	Joshua C. Miller, Assistant Secretary

Address:	CompuCredit International Acquisition Corporation 101 Convention Centre Drive Suite 850-33A Las Vegas, NV 89109

Telephone No:	+1 (702) 598-3738
Facsimile No:	+ 1 (702) 598-3651

cc:	For the attention of Mark Wippell

Address:	Allen & Overy, LLP One Bishops Square London E1 6AO

Telephone no:	+44 20 3088 3000
Facsimile no:	+44 20 3088 0088

CCIA and the Guarantor

For the attention of Joshua C. Miller, Assistant Secretary

Address:	CompuCredit International Acquisition Corporation 101 Convention Centre Drive Suite 850-33A Las Vegas, NV89109

Telephone no:	+ 1 (702) 598-3738
Facsimile no:	+ 1 (702) 598-3651

cc:	The Directors

Address:	CompuCredit UK Limited c/o Fleetside Legal Representative Services Limited One Bishops Square London E1 6A0

Telephone no:	+ 1 (702) 598-3738
Facsimile no:	+ 1 (702) 598-3651

cc:	For the attention of Mark Wippell

Address:	Allen & Overy, LLP One Bishops Square London E1 6AO

Telephone no:	+44 20 3088 3000
Facsimile no:	+44 20 3088 0088

or as otherwise notified to the other parties in writing from time to time.

22.	ENTIRE AGREEMENT AND VARIATION

22.1	This Agreement and the documents referred to in it constitute the whole and only agreement as at the date hereof between the parties with respect to the subject matter described in this Agreement.

22.2	This Agreement and the documents referred to in it supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject of this Agreement.

22.3	Each party acknowledges that in entering into this Agreement on the terms set out in this Agreement, it is not relying upon any representation, warranty, promise or assurance made or given by the other parties or any other person, whether or not in writing, at any time prior to the execution of this Agreement which is not expressly set out herein.

22.4	Any variation of this Agreement shall not be binding on the parties unless set out in writing, expressed to vary this agreement and signed by authorised representatives of each of the parties.

23.	GENERAL PROVISIONS

23.1	Time shall not be deemed to be of the essence in this Agreement.

23.2	No failure, delay or indulgence on the part of any party in exercising any power or right under this Agreement shall operate as a waiver of such power or right.

23.3	If any provision of this Agreement or any part of any such provision is held to be invalid, unlawful or unenforceable, such provision or part (as the case may be) shall be ineffective only to the extent of such invalidity, unlawfulness or unenforceability, without rendering invalid, unlawful or unenforceable or otherwise prejudicing or affecting the remainder of such provision or any other provision of this Agreement.

23.4	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

23.5	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.6	Save as provided herein, all payments to be made under this Agreement shall be made in full. They will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

23.7	If any party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest on that sum for a period from and including the due date up to the date of actual payment (after as well as before judgement) at a rate of two per cent. above the base rate from time to time of the Seller. Such interest shall be payable on demand and any accrued interest shall, if not paid by the end of each month, be added to the principal sum and shall itself then bear interest in accordance with this clause until the date of actual payment.

23.8	Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

23.9	The provisions of clause 2.5, 5.10, 7 and 11 may, with the prior written consent of CCIA, be enforced by Raphael Bank against the Seller under the Contracts (Rights of Third Parties) Act 1999.

23.10	Except as otherwise expressly stated in this Agreement, no party who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of it.

23.11	Notwithstanding any other provision of this Agreement, once notice of a Claim has been served on a party to this Agreement, the provision of information and/or documentation in relation to such Claim by all parties shall be governed by the normal rules of disclosure in respect of actual or potential litigation.

24.	GUARANTEES

24.1	In consideration of the Seller agreeing to sell the Infrastructure Assets to CompuCredit UK at the request of CCIA, CCIA irrevocably and unconditionally:

(a)	guarantees to the Seller the full, prompt and complete performance by CompuCredit UK of all its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by CompuCredit UK to the Seller under or pursuant to this Agreement; and

(b)	agrees as primary obligor to indemnify the Seller on demand from and against any Losses incurred by the Seller as a result of any of the obligations of CompuCredit UK under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against CompuCredit UK for any reason whatsoever, whether or not known to the Seller, the amount of such Loss being the amount which the Seller would otherwise have been entitled to recover from CompuCredit UK.

24.2	The guarantee contained in clause 24.1 is a continuing guarantee and shall remain in force until all the obligations of CompuCredit UK under this Agreement have been fully performed and all sums payable by CompuCredit UK have been fully paid. It is independent of every other security which the Seller may at any time hold for the obligations of CompuCredit UK under this Agreement.

24.3	The obligations of CCIA shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate CCIA from its obligations or affect such obligations, including without limitation and whether or not known to CCIA:

(a)	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to CompuCredit UK or any other person;

(b)	any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, CompuCredit UK or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to CompuCredit UK or any other person; or

(d)	any irregularity, unenforceability or invalidity of any obligations of CompuCredit UK under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of CompuCredit UK.

24.4	The guarantee contained in clause 24.1 may be enforced by the Seller without the Seller first taking any steps or proceedings against CompuCredit UK.

24.5	In consideration of the Seller agreeing to sell the Business to the Purchasers at the request of the Guarantor, the Guarantor irrevocably and unconditionally:

(a)	guarantees to the Seller the full, prompt and complete performance by each of the Purchasers of all their obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Purchasers to the Seller under or pursuant to this Agreement; and

(b)	agrees as primary obligor to indemnify the Seller on demand from and against any Losses incurred by the Seller as a result of any of the obligations of either or both of the Purchasers under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against either or both of the Purchasers for any reason whatsoever, whether or not known to the Seller, the amount of such Loss being the amount which the Seller would otherwise have been entitled to recover from the Purchasers.

24.6	The guarantee contained in clause 24.5 is a continuing guarantee and, subject to clause 24.9, shall remain in force until the earlier of the dates on which (i) both the BIN has been transferred from the Seller to Raphael Bank and CCIA has issued or procured the issue of replacement credit cards to all Cardholders bearing the name of Raphael Bank as CCIA’s designee in place of the existing Credit Cards; and (ii) all the obligations of the Purchasers under this Agreement have been fully performed and all sums payable by the Purchasers have been fully paid (the “Termination Date”). It is independent of every other security which the Seller may at any time hold for the obligations of the Purchasers under this Agreement.

24.7	The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor:

(a)	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to either or both of the Purchasers or any other person;

(b)	any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, either or both of the Purchasers or any other person;

(c)	any legal limitation, disability, incapacity or other circumstance relating to either or both of the Purchasers or any other person; or

(d)	any irregularity, unenforceability or invalidity of any obligations of either or both of the Purchasers under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of either or both of the Purchasers.

24.8	The guarantee contained in clause 24.5 may be enforced by the Seller without the Seller first taking any steps or proceedings against either or both of the Purchasers.

24.9	The guarantee contained in clause 24.5 shall terminate on the Termination Date and thereafter the Guarantor shall have no liability or obligation under and shall be fully released from any liabilities or obligations it then has or might otherwise have had under this Agreement save that such termination shall be without prejudice to any rights of the Seller in respect of any liability or obligation of the Guarantor which has arisen prior to or on the Termination Date.

25.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

25.1	This Agreement shall be governed and construed in accordance with English law.

25.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or the legal relationships established by this Agreement (“Dispute”). Any proceeding, suit or action arising out of or in connection with this Agreement may therefore be brought in the English Courts. Each party agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of the other parties and the parties submit to the exclusive jurisdiction of the English courts.

25.3	Service of process

A document which starts or is otherwise required to be served in connection with any legal action or proceedings relating to a Dispute (“Process Document”) may be served in the same way as notices in accordance with clause 21 (subject to clause 25.4(b)). This sub-clause does not prevent a Process Document being served in another manner permitted by law, provided that no Process Document shall be served by facsimile or email.

25.4	Appointment of agent for service

(a)	CCIA and the Guarantor shall at all times maintain an agent for service of process in England and Wales.

(b)	CCIA and the Guarantor appoint CompuCredit UK of c/o Fleetside Legal Representative Services Limited, One Bishops Square, London, E1 6A0, or such other address as CCIA may notify the Seller in writing from time to time as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on CCIA or the Guarantor if delivered to the agent at its address for the time being.

(d)	Neither of CCIA or the Guarantor must revoke the authority of the agent. If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, CCIA or the Guarantor (as the case may be) must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	CCIA or the Guarantor (as the case may be) must notify the Seller within 10 Business Days of any change in the identity or address of its agent for service of process.

(f)	This clause 25.4 does not prevent a Process Document being served in another manner permitted by law.

26.	DESIGNEE

26.1	Subject to the consent of the Seller (such consent not to be unreasonably withheld or delayed), CCIA may designate a person other than Raphael Bank to acquire the Credit Card Assets and/or to perform CCIA’s obligations under this Agreement which are expressed to be performed by Raphael Bank as CCIA’s designee.

26.2	If a person other than Raphael Bank is designated by CCIA pursuant to the terms of clause 26.1, all references to Raphael Bank in this Agreement shall be deemed to be replaced by references to such designated person from the date on which the Seller gives its consent or as otherwise agreed by CCIA and the Seller.

27.	PURCHASERS’ LIABILITY JOINT AND SEVERAL

Where any provision of this Agreement provides that an obligation, undertaking or representation is of or made by both of the Purchasers, the liability of the Purchasers for breach of such provision is joint and several.

IN WITNESS the parties have executed this Agreement on the date set out at the beginning of this Agreement.

Executed by the parties

Signed by		)

Timothy Spurr as attorney for	)

BARCLAYS BANK PLC		)	/s/ Timothy Spurr
Signature

Signed by		)

/s/ Jeffrey A. Howard		)
for and on behalf of		)
COMPUCREDIT UK LIMITED		)

Signed by		)

/s/ Chason Carroll		)
for and on behalf of		)
COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION		)

Signed by		)

/s/ Jay Putnam		)
for and on behalf of		)
COMPUCREDIT SERVICES CORP		)